Exhibit 4.22

1. Shipbroker	2. Place and date Greece, 2nd December 2024
3. Owners/Place of business (Cl. 1) Sankyo Shoji Co., Ltd. Greatsail Shipping S.A.	4. Bareboat Charterers/Place of business (Cl. 1) Paralus Shipholding S.A. of Majuro, Marshall Islands Fully guaranteed by Globus Maritime Limited
5. Vessel’s name, call sign and flag (Cl. 1 and 3) MV "GLBS MAGIC" _______________ the Bareboat Charter Registry or the Underlying Registry
6. Type of Vessel Ultramax Bulk Carrier	7. GT/NT GT ABT 36462 / NT ABT 21013
8. When/Where built Year: 2024 Yard: NANTONG COSCO KHI SHIP ENGINEERING CO., LTD.	9. Total DWT (abt.) in metric tons on summer freeboard ABT 64195
10. Classification Society (Cl. 3) ABS	11. Date of ~~last~~ next special survey by the Vessel’s classification society 19th Aug 2029 ~~On delivery date of the Vessel from the shipyard and upon certificates issuance~~
12 Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) N/A
13. Port or Place of delivery (Cl. 3) As per Clause 32 (b) hereof	14. Time for delivery (Cl. 4) As per Clause 32 (b) hereof	15. Cancelling date (Cl. 5) N/A
16. Port or Place of redelivery (Cl. 15) As per Clauses 42 and 50	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) Minimum three (3) months
18. Running days’ notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g)) As per Classification Society and flag state requirements

20. Trading limits (Cl. 6)

Trading range: Worldwide within International Navigational Conditions with the Charterers' option to break same paying extra insurances, but always in accordance with Clauses 13 and 40.

21. Charter period (Cl. 2) As per Clause 34 hereof	22. Charter hire (Cl. 11) As per Clause 35 hereof
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV As per Clause 35 and 36	25. Currency and method of payment (Cl. 11) United States Dollars payable monthly in advance.

1

26. Place of payment; also state beneficiary and bank account (Cl. 11) As per Clause 36 (a) hereof	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) As per Clause 44 hereof	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) As per Clause 40 hereof
30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) As per Clause 40(c) hereof	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) As per Clause 40(c) (ii) hereof
32. Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) N/A
34. Grace period (state number of clear banking days) (Cl. 28) As per Clause 41 hereof	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) (a) English law, London arbitration
36. War cancellation (indicate countries agreed) (Cl. 26(f)) the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China; Greece; Japan
37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) No	38. Name and place of Builders (only to be filled in if PART III applies) N/A
39. Vessel’s Yard Building No. (only to be filled in if PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A b) N/A c) N/A
42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) No	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) Yes, in the Charterers' option
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) Marshall Islands	45. Country of the Underlying Registry (only to be filled in if PART V applies) Panama
46. Number of additional clauses covering special provisions, if agreed Clauses 32 to 57 and Annex 1, 2, 3 and 4

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners/Sankyo Shoji Co., Ltd. ) /s/ Ryutaro Murakami	Signature (Charterers) /s/ Angelos Michas
Signature (Owners / Greatsail Shipping S.A. ) /s/ Ryutaro Murakami

2

PART II

BARECON 2001 Standard Bareboat Charter

1.	Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

"Bareboat Charter Registry" mean the registry identified in Box 44.

“The Owners” shall mean the parties identified in Box 3 on a joint and several basis.

“The Charterers” shall mean the party identified in Box 4.

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12 and which is registered under the name of the Owners under the Underlying Registry and further registered on the Bareboat Charter Registry by the Charterer.

“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument ~~as annexed to this Charter and~~ stated in Box 28.

"Flag State" means either the Underlying Registry or the Bareboat Charter Registry or both of them.

"Leasing Document" mean this Agreement, the MOA, any guarantee executed pursuant to the terms of this Agreement, any assignment of insurances and any quiet enjoyment letter.

"Underlying Registry" means the registry identified in Box 45.

~~“The Builder” shall mean NANTONG COSCO KHI SHIP ENGINEERING CO., LTD.~~

~~“Building Contract” shall mean a ship building contract dated __________ together with any and all addenda and/or supplements and/or amendments thereto entered into between the Charterers as the buyer and the Builder as the builder.~~

2.	Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in ~~Box 21~~Clause 34 (“The Charter Period”).

3.	Delivery See Clause 32

(not applicable when Part III applies, as indicated in Box 37)

(a)	~~The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~(b)~~	 ~~The Vessel shall be properly documented on delivery in accordance with the laws of the flag state indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

~~(c)~~	 ~~The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

3

4.	Time for Delivery See Clause 32

(not applicable when Part III applies, as indicated in Box 37)

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery. The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position.~~

5.	Cancelling

(not applicable when Part III applies, as indicated in Box 37)

~~(a)~~	 ~~Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b)~~	 ~~If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

(c)	~~Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel ~~or suffer her employment~~ in any trade or business which is forbidden by the law of any country to which the Vessel may sail and/or any country to which the Vessel may sail, and/or United States of America and/or European Union and/or United Kingdom and/or Japan and/or the United Nations sanctions, and/or International Regulations which the Vessel shall be subject to or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof. The Charterers shall not expose the Vessel in breach of any regulation imposing trade and economic sanctions or prohibition imposed by the authorities of the United States of America, European Union, United Kingdom, Japan or the United Nations. Similarly, the Owners shall not expose the Charterers to any regulation imposing trade and economic sanction or prohibition imposed by the authorities of the United States of America, European Union, United Kingdom, Japan or the United Nations.

4

7.	Surveys on Delivery and Redelivery

(not applicable when Part III applies, as indicated in Box 37)

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8.	Inspection

Also see Clause 39.

Subject to Clause 39, the Owners shall have the right ~~at any time~~ after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised and competent surveyor to carry out such survey on their behalf provided it does not interfere with the operation of the Vessel and/or crew:

(a)                to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners ~~unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

~~(b)                in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~

~~(c)                 for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

~~All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.~~

The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever reasonably requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9.	Inventories, Oil and Stores See Clause 54

~~A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10.	Maintenance and Operation

(a)	(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 14(l), if applicable, at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii)     New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation ~~costing (excluding the Charterers’ loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which~~ the cost of compliance shall be ~~shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30~~ for the Charterers’ account. Notwithstanding the foregoing, Charterers are allowed to make improvements and install equipment to the Vessel, provided cost of same to be for Charterers’ account.

5

(iii)  Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag state fees (other than the initial registration fees of the flag state which shall be for the account of the Owners and any annual fees of the Underlying Registry) and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers ~~for all purposes~~

~~whatsoever, even if for any reason appointed by the Owners~~.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(b)	The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of ~~the intended employment,~~ planned dry- docking and major repairs of the Vessel, as reasonably required.

(c)	~~Flag and Name of Vessel – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.~~ See Clauses 37 and 43

(d)	~~Changes to the Vessel – Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~ See Clause 38

(e)	Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery, if such is required under the Charter, in substantially the same ~~good order and~~ condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk. ~~The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners.~~ Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities in respect thereof~~of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations~~.

(f)	Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary~~, but not less than once during the period stated in Box 19 or, if Box 19 has~~ been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the ~~Classification Society or flag state~~.

11.	Hire see Clauses 35 and 36

6

(a)	~~The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~

(~~b)~~	 ~~The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c)~~	~~Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~(d)~~	 ~~Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~(e)~~	 ~~Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~(f)~~	 ~~Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers’ Association (BBA) on the date when the hire fell due, increased by 2 per cent, shall apply.~~

~~(g)~~	 ~~Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12.	Mortgage See Clause 44

(only to apply if Box 28 has been appropriately filled in)

(a)*	The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any ~~mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

(b) ~~*~~	~~The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument.~~

~~The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).~~

13.	Insurance and Repairs Also see Clause 40

(a)	Subject to and without prejudice to the provisions of Clause 40, d~~D~~uring the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s)(if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

7

~~Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be for the Charterers’ account.

(b)	If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c)	The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be reasonably required to enable the Owners to comply with the insurance provisions of the Financial Instrument. Cost and time, if any, for Owners' account.

(d)	~~Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.~~ See Clause 40

(e)	The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f)	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub- clause 13(a), the value of the Vessel is the sum indicated in Box 29.~~ See Clause 40

14.	Insurance, Repairs and Classification

~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~

(a)	~~During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

(b)	~~During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

(c)	~~In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

(d)	~~The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a).~~

8

~~The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

(e)	~~The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

(f)	~~All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

(g)	~~If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(h)	~~Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

(i)	If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.

(j)	The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.

(k)	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub- clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

(l)	~~Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.	Redelivery See Clauses 42 and 50

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery.~~

~~Any changes thereafter in the Vessel’s position shall be notified immediately to the Owners.~~

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

9

16.	Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance (other than any Permitted Encumbrance) incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

“Permitted Encumbrance” means:

(a)       any encumbrance created or to be created in accordance with a Leasing Document;

(b)       any liens incurred in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue unless the Charterers are contesting the claim giving rise to such lien in good faith by appropriate steps;

(c)       liens for unpaid crews' wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding US$1,000,000;

(d)       any encumbrance arising by operation of law in respect of taxes which are not overdue for payment or taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which adequate reserves have been made;

(e)       liens for master's disbursements incurred in the ordinary course of trading;

(f)       any encumbrance created or to be created by the Owners in favour of the Mortgagee in accordance with the relevant Financial Instrument subject to and in accordance with the terms of this Charter (including but not limited subject to the provisions of a Quiet Enjoyment Letter); and

(g)       any encumbrance which has the prior written approval of the Owners.

17.	Indemnity

(a)	The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all ~~reasonable~~ necessary steps to secure that within ~~a reasonable time~~ the time frame set out in Clause 41(b)(5) the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)	If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all ~~reasonable~~ necessary steps to promptly and as soon as possible but no later than 30 days after such arrest or detention secure that ~~within a reasonable time~~ the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18.	Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

10

19.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average

The Owners shall not contribute to General Average.

22.	Assignment, Sub-Charter and Sale

(a)	The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

(b)	The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting ~~an assignment~~ novation of this Charter.

Subject to the terms and conditions set out in Clause 44 and provided that the Charterers receive a Letter of Quiet Enjoyment in the format attached hereto as Annex 4, the Owners shall have the right to assign the Charter Hire and the Owners’ benefit and right in the Vessel's insurances to their financiers for security purposes. All cost and time, if any, to be for the Owners' account.

23.	Contracts of Carriage

(a)*	The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

(b)*	~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

*Delete as applicable.

24.	Bank Guarantee

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.	Requisition/Acquisition Also see Clause 40 (d)

(a)	In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that if all hire has been paid by the Charterers hereunder, then in the event of “Requisition for Hire” any Requisition Hire or compensation is received ~~or receivable~~ by the Owners, then the same shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

11

(b)	In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.

26.	War Also see Clause 53

(a)	For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)	 ~~The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.~~

(c)	The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)	 ~~If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e)	The Charterers shall have the liberty:

(i)  to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)   to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)  to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

12

(f)	In the event of outbreak of war (whether there be a declaration of war or not)

~~(i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China,~~

(ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as reasonably directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at destination provided such destination is an open and safe port or otherwise at a near, open and safe port as agreed between the Owners and the Charterers. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery; however, the Charterers shall be entitled to purchase the Vessel prior to the end of the third anniversary of the delivery of the Vessel in accordance with Clause 49.

27.	Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.~~

~~Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire~~.

28.	Termination

(a)	Charterers’ Default See Clauses 41 and 42

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i)  the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual.~~

~~Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii) the Charterers fail to comply with the requirements of:~~

~~(1)~~	~~Clause 6 (Trading Restrictions)~~

~~(2)~~	~~Clause 13(a) (Insurance and Repairs)~~

~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii)   the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel’s insurance cover is not prejudiced.~~

13

(b)	Owners’ Default – See also clause 41(b)

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c)	Loss of Vessel See Clause 40 (d)/(e)

~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

(d)	~~Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~ See Clause 41

(e)	The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29.	Repossession

~~In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28,~~ If a Termination Event occurs and is continuing, subject to the terms and conditions of Clauses 41 and 42, should the Owners ~~shall~~ have the right to repossess the Vessel from the Charterers pursuant to such Clauses ~~at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities~~, p~~P~~ending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterers.

30.	Dispute Resolution

a) *	This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator (who shall be either a full member of the LMAA, or a practicing barrister of King's Counsel who is also a member of the Commercial Bar Association, or a retired High Court Judge practicing as an arbitrator, in each case who carries on business in London) and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

14

In cases where neither the claim nor any counterclaim exceeds the sum of US$~~5~~100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)*~~	 ~~This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~(c)*~~	 ~~This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d)~~	Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii)  The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii)  If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv)  The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v)   Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)  Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii)   The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

~~(e)~~	If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.

*Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

15

31.	Notices See Clause 52

(a)	~~Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

(b)	~~The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

16

  PART III

~~PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY~~

~~(Optional, only to apply if expressly agreed and stated in Box 37)~~

~~1.              Specifications and Building Contract~~

~~(a)~~	~~The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~

~~(b)~~	~~No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~

~~(c)~~	~~The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d)~~	~~The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.~~

~~However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.~~

~~The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.              Time and Place of Delivery~~

~~(a)~~	~~Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b)~~	~~If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

17

~~(c)~~	~~If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~(i)~~	 ~~if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii)~~	~~if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii)~~	~~in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv)~~	~~if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d)~~	~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.              Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.              Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.              Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

18

 PART IV

~~HIRE/PURCHASE AGREEMENT~~

~~(Optional, only to apply if expressly agreed and stated in Box 42)~~

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account. Any taxes, consular and other charges and expenses connected with closing of the Sellers’ register, shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

19

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

1.	Definitions

For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:

“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.

“The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.

2.	Mortgage

The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 44 shall apply.

3.	Termination of Charter by Default

If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.

In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.

20

Rider Clause to Bareboat Charter Dated 2nd December, 2024

For 64,195 dwt at Summer FB Ultramax Bulk Carrier

MV “GLBS MAGIC”

32.	MEMORANDUM OF AGREEMENT PRE-DELIVERY AND DELIVERY

(a)	The Memorandum of Agreement dated 2nd December, 2024 (the “MOA” including any amendment and supplement thereto) has been concluded between the Owners (in the MOA, the Owners are referred to as the “Buyers”) and the Charterers (in the MOA, the Charterers are referred to as the “Sellers”) for sale and purchase of the Vessel.

(b)	Subject to Clause 32(d) below, the Owners shall give and the Charterers shall take delivery of the Vessel under the Bareboat Charter strictly on an “as is, where is” basis, simultaneously with delivery of the Vessel from Sellers to the Buyers under the MOA ~~and immediately after the Builder delivers the Vessel to the Sellers under the terms of the Building Contract~~, without any settlement of the remaining bunkers and unused lubricating oils including hydraulic oils and greases, unbroached provisions, paints, ropes and other consumable stores which are included in the purchase price under the MOA (collectively, the “Belongings”). The delivery date for the purpose of this Charter shall be the same date and time when/the same place where the Vessel is delivered from the Sellers to the Buyers under the MOA and shall be subject to and conditional upon the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA. The date when the Charterers take delivery of the Vessel hereunder is referred to as the “Delivery Date”.

(c)	Provided the Vessel has been delivered to the Owners (as Buyers) in accordance with the terms of the MOA, the Charterers shall not be entitled to refuse acceptance of delivery of the Vessel under this Charter. The Owners hereby make no representation nor warranty, whether expressed or implied (and whether contractual, statutory, common law or otherwise), as to the whole or any part of the Vessel’s condition, seaworthiness, quality, description, specification, design, durability, merchantability, defect (whether latent or not), fitness for any purpose or otherwise howsoever, and the Owners shall have no liability whatsoever for any fault or deficiency in their description of the Vessel or for any defects in the Vessel regardless of whether such defect were apparent or latent at the time of delivery. The Charterers hereby acknowledge and accept that they shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties whether express or implied (and whether contractual, statutory, common law or otherwise) as to the whole or any part of the Vessel’s condition, seaworthiness, quality, description, design, specification, durability, merchantability, defect (whether latent or not), fitness for any purpose or otherwise howsoever. This Clause 32 (c) shall also apply in relation to the Belongings.

(d)	If, prior to the delivery of the Vessel by the Charterers as sellers to Owners as buyers under the MOA ~~or, as the case may be, the Building Contract~~,

(i)	a Termination Event or an Owners’ Default occurs under this Charter Party;
(ii)	it becomes unlawful for the Owners (as buyers) to perform or comply with any or all of their obligations under the MOA or any of the obligations of the Owners under the MOA are not or cease to be legal, valid, binding and enforceable; and/or
(iii)	the MOA expires, is cancelled, terminated, rescinded or otherwise ceases to remain in full force and effect for any reason; ~~and/or the Builder has not delivered the Vessel to the Charterers as buyers under the Building Contrac~~t and the Charterers (as Sellers) have not delivered the Vessel to the Owners (as Buyers) under and subject to the terms of the MOA.

then this Charter shall immediately terminate and be cancelled (provided that any provision hereof expressed to survive such termination or cancellation shall so do in accordance with its terms) without the need for either of the Owners or the Charterers to take any action whatsoever.

21

In case that this Charter terminates and is cancelled prior to the delivery of the Vessel under the MOA by reason of a Termination Event, or for the reason that the MOA expires, is cancelled, terminated or rescinded or otherwise ceases to remain in full force and effect, due to Charterers’ default in their capacity as Sellers under the MOA, the Owners shall have the right to claim compensation from the Charterers to recover any direct and reasonable costs and expenses incurred due to the Charterers’ default as far as the occurrence of such costs and expenses are demonstrated by documentary evidence, and this compensation shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter upon the terms and conditions contained herein and the MOA upon the terms and conditions contained therein, and shall therefore be paid as full and final compensation to the Owners. For the avoidance of doubt, the Charterer shall not be liable for any such costs and expenses in the event that this Charter terminates or is cancelled prior to the delivery of the Vessel as a result of an Owners’ Default.

(e)	The Owners hereby acknowledge that the Charterers shall remain entitled and shall deal directly in relation to any guarantee or warranty of quality of the Vessel.

~~The Owners hereby appoint and acknowledge that the Charterers, who accept such appointment, shall deal directly, at the Charterers’ cost, with the Builder in relation to the guarantee described in article IX (Warranty of Quality) of the Building Contract in accordance with the applicable provisions of article IX (Warranty of Quality) of the Building Contract.~~

33.	ISM CODE

For the duration of this Charter the Charterers shall procure at the costs and time of the Charterers that the Vessel and the "Company or appointed Manager" (as defined by the ISM code and so defined in this Charter) shall comply with the requirements of the ISM code (as amended from time to time). Upon request the Charterers shall provide a copy of relevant documents of compliance (DOC) and safety management certificate (SMC) to the Owners.

34.	CHARTER PERIOD

(a)	The Owners shall let to the Charterers and the Charterers shall take the Vessel on bareboat charter for the period and upon the terms and conditions contained herein.

(b)	Subject always to the provisions hereto, the period of the chartering of the Vessel hereunder (hereinafter referred to as the "Charter Period”) shall be 120 months plus/minus 30 days at the Charterer’s option (unless terminated at an earlier date in accordance with the terms hereof) commencing on the Delivery Date, provided always that the chartering of the Vessel hereunder may be terminated by the Owners pursuant to the provisions hereof.

22

35.	CHARTER HIRE

Subject to Clause 36, the Charterers shall, throughout the Charter Period, pay charter hire (the “Charter Hire”) as computed as follows, to the Owners monthly in advance by telegraphic transfer for each successive month commencing with the Delivery Date (“Charter Hire Payment Date”) and expiring on the earlier of the redelivery of the Vessel and the payment of the Termination Compensation in accordance with the terms of this Charter:

For first 36 months

a)	Fixed part: USD 2,250 per day
b)	Floating part:

(CME Term SOFR* + 2.1% Margin) x Outstanding Lease Obligation (as stipulated in Annex 2) x Number of actual days during each respective hire period/360, for first 36 months.

For next 24 months

c)	Fixed part: USD 2,550 per day
d)	Floating part:

(CME Term SOFR* + 2.1% Margin) x Outstanding Lease Obligation x Number of actual days during each respective hire period/360, for next 24 months

For next 36 months

e)	Fixed part: USD 2,850 per day
f)	Floating part:

(CME Term SOFR* + 2.1% Margin) x Outstanding Lease Obligation x Number of actual days during each respective hire period/360, for next 36 months.

For next 24 months

g)	Fixed part: USD 2,950 per day
h)	Floating part:

(CME Term SOFR* + 2.1% Margin) x Outstanding Lease Obligation x Number of actual days during each respective hire period/360, for next 24 months

*CME Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for three (3) months period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

23

*In case CME Term SOFR cease to be available, both Owners and Charterers shall discuss and mutually agree for Charter Hire "Floating part" calculation mechanism.

https://www.cmegroup.com/market-data/cme-group-benchmark-administra tion/term-sofr.html

Floating part shall be fixed 5 Banking Days before the date of the respective hire period. If CME Term SOFR falls below zero, then zero rate to be applied instead.

(b)	The Charter Hire shall be paid continuously throughout the Charter Period, subject to clauses 40 (d) and 41 (b) (during which time Charter Hire shall not be due and payable and shall not accrue). For the last month, if the Charter Hire Payment Date does not fall on the date of the redelivery of the Vessel, the Charter Hire shall be calculated on a pro rata basis of the number of days which will lapse from the previous Charter Hire Payment Date to the date of the redelivery of the Vessel.

36.	PAYMENTS

(a)	Notwithstanding anything to the contrary contained in this Charter, all payments by the Charterers hereunder (whether by way of hire or otherwise) shall be made in full without any set-off, deduction, discount or counter-claim (unless otherwise expressly provided herein), as follows:-

(i)	not later than 11:00 a.m. (Japanese Standard Time on the date on which the relevant payment is due under the terms of this Charter): and

(ii)	in United States Dollars to the Hyakujushi Bank, Ltd. with the following account details:

Account with Bank: the Hyakujushi Bank, Ltd. Branch Name: Imabari Branch

Branch Address: 1-4-3, Asahimachi, Imabari, Ehime 794-0042, Japan Bank Swift Code:

Account Number:

Account Name:

Account Address:

(or such other bank or banks as may from time to time be notified by the Owners to the Charterers by not less than fourteen (14) days' prior written notice) for the account of the Owners.

lf any day for the making of any payment hereunder shall not be a Banking Day (being, for all purposes of this Charter, a day on which banks are open for transaction of business of the nature required by this Charter in Japan, Greece and New York) (a “Banking Day”) the due date for payment of the same shall be the immediately preceding Banking Day provided that the Owners have provided the Charterers with a payment notice.

24

(b)	In the event of failure by the Charterers to pay within two (2) Banking Days after the due date for payment thereof, or in the case of a sum payable on demand, the date of demand therefore, any hire or other amount payable by them under this Charter, the Charterers will pay to the Owners on demand interest on such hire or other amount from the date of such failure to the date of actual payment (both before and after any relevant judgment or winding up of the Charterers) at a rate of two per cent (2％) Interest payable by the Charterers as aforesaid shall be compounded at such intervals as the Owners shall determine and shall be payable on demand.

(c)	Any interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of day elapsed and a three hundred and sixty five

(365) day year.

(d)	In this Charter, unless the context otherwise requires, “month” means a period beginning in one calendar month (and, in the case of the first month, on the date of delivery hereunder) and ending in the succeeding calendar month on the day numerically corresponding to the day of the calendar month in which such period started provided that if there is no such numerically corresponding day, such period shall end on the last day in the relevant calendar month and “monthly” shall be construed accordingly.

(e)	Notwithstanding anything to the contrary contained in this Charter, any and all payments by the Charterers under the Charter Party (whether by way of hire or otherwise pursuant to the terms of this Charter Party) to an Owner shall constitute discharge of the relevant obligation under this Charter Party in relation to both Owners.

37.	FLAG AND CLASS

(a)	The Vessel shall upon the Delivery Date be registered in the name of the Owners under the Underlying Registry (at the cost and expense of the Owners) and in the name of the Charterers under the Bareboat Charter Registry (at the cost and expense of the Charterers).

(b)	The Owners shall have no right either to transfer the flag of Vessel from the Underlying Registry to any other registry or to require the Charterers to transfer the flag from the Bareboat Charter Registry or to transfer the Vessel’s classification society. The Charterers shall, at any time after the Delivery Date and at the Charterers’ expense, have the right to arrange for the transfer of the Vessel’s classification society from the American Bureau of Shipping to any classification society being a member of IACS.

(c)	Further, the Charterers shall have the right to arrange for the change of the flag of the Vessel for and on behalf of the Owners, with the Owners’ prior written consent (such consent not to be unreasonably withheld or delayed) provided however that any expenses and time (including but not limited to legal charges for finance documents for the Vessel) shall be for the Charterers’ account.

(d)	The Charterers are entitled to establish standard bareboat registration on the Vessel at the costs, expense and time of the Charterers subject to permission of the Underlying Registry. The Charterers shall in addition obtain the prior written consent of the Owners (which shall not unreasonably withheld or delayed).

(e)	If, during the Charter Period there are modifications made to the Vessel which are compulsory for the Vessel to comply with due to changes to rules and regulations to which operation of the Vessel is required to conform, such modifications shall be effected by the Charterers at their cost and time.

25

38.	IMPROVEMENT AND ADDITIONS

(a)	The Charterers shall maintain, equip and operate the Vessel so as to comply with the provisions of the Flag State or by compulsory legislation.

(b)	The Charterers shall have the right to fit additional equipment and to make severable improvements and additions at their expense and time.

(c)	The Charterers shall also have the right to make structural or non-severable improvements and additions to the Vessel at their own time, costs and expense, provided that such improvements and additions do not diminish the market value of the Vessel in any material respect during or at the end of the Charter Period and do not in any way affect or prejudice the marketability of the Vessel in any material respect during or at the end of the Charter Period.

39.	UNDERTAKINGS FOR INSPECTION AND QUIET ENJOYMENT

(a)	In addition to the Owners’ right to inspection or survey given by Clause 8 hereof, the Charterers undertake and agree that throughout the Charter period they will afford the Owners to inspect the Vessel at time and place mutually agreed at Owners’ cost, risk and arrangement at maximum twice a year for which the Charterers will assist provided that such inspection shall not interfere with the operation of the Vessel.

(b)	The Owners hereby undertake to the Charterers throughout the term of this Charter that, as long as no Termination Event shall have occurred and be continuing, the Owners shall not except as expressly provided for in this Charter, interfere with the quiet and peaceful use, possession and employment of the Vessel by the Charterers in compliance with the terms hereof.

(c)	The Charterers shall be entitled to appoint a manager of its selection for the technical and commercial management of the Vessel and shall be entitled (at its own cost) to change the manager from time to time.

40.	INSURANCE, TOTAL LOSS AND COMPULSORY ACQUISITION

(a)	For the purpose of this Charter, the term “Total Loss” shall include actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire.

“Compulsory Acquisition” shall have the meaning assigned thereto in Clause 25 (b) hereof.

(b)	The Charterers undertake with the Owners that throughout the Charter Period:-

they will keep the Vessel insured on the basis of the Institute of London Underwriters "Institute Time Clause-Hull" and “Institute War and Strikes Clauses” as amended, or on such similar terms as the Owners shall approve with such insurers (including P&I and war risks Associations) as the Owners shall approve (which approval shall not be unreasonably withheld) with deductibles reasonably acceptable to Owners (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners). For the avoidance of doubt, the Charterer shall not be obligated to place any loss of hire, mortgagee’s interest, mortgagee’s additional perils protection or innocent owner’s policy. The Charterers agree that the Owners shall be assured as the co-assured in the insurance;

26

(i)	they will be properly entered in and keep entry of the Vessel with P&I Club that is a member of the International Group of Protection and Indemnity Association for the full tonnage of the Vessel and against all prudent P&I Risks in accordance with the rules of such association or club including, in case of oil pollution liability risks equal to the highest level of cover from time to time available under the basic entry with such P&I Club;

(ii)	that so long as the Vessel is mortgaged by the Mortgage the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, include the loss payable clause (under which, except in the case of total loss, all recoveries not exceeding $1,500,000 shall be paid to the Charterers or to their order) as contained in the “Assignment of Insurance”;

(iii)	If the Charterers renew hull & machinery insurance and war risks insurance with the same present insurer, the Charterers shall, at least two (2) weeks before renewing each such insurance, inform the Owners of such renewal.

If the Charterers enter into any other hull and machinery insurance and war risks insurance with any different insurer, the Charterers shall, at least two (2) weeks before entering into each such insurance, inform the Owners of the name and address of such insurer and details of such insurance.

(iv)	the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time reasonably require.

(c)	(i) Notwithstanding anything to the contrary contained in Clauses 13 and any other provisions hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis (The Charterers shall have the option, to take out on a full hull and machinery basis increased value or total loss cover exceeding the “Minimum Insured Value” as stipulated in Annex 3 ) for not less than 110% of Outstanding Lease Obligation.

(ii) At any time during currency of this Charter, the Owners may ask the Charterers to increase the insured value for the reason to secure their debt against their financier and their equity.

The actual cost to increase the insurance value over Minimum Insured Value up to the value required by the Owners (the ”Increased Insurance Value”) to be for Owners’ account and the Charterers shall be cooperative to the Owners to secure competitive quotation from their insurance company for such increase.

In case Minimum Insured Value would be increased at the request of the Owners as mentioned above, then definition of “Minimum Insured Value” under this Charter Party shall mean the amount of the Increased Insurance Value.

(d)	(i) lf the Vessel shall become a Total Loss or be subject to Compulsory Acquisition the chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at and up to the date on which the Total Loss or Compulsory Acquisition occurred (the "Date of Loss") and shall thereafter be under no obligation to pay hire, provided that all hire and any other amounts prepaid by the Charterers subsequent to the Date of Loss shall be set off against the amount of Charter Hire due and any surplus shall then forthwith be refunded by the Owners to the Charterers:

27

(ii)	For the purpose of ascertaining the Date of Loss:

(A)	an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B)	a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or adjudged by a competent court of law or arbitration tribunal to have occurred or, if earlier, the date falling 90 days after notice of abandonment of the Vessel was given to the insurers. Either the Owners or the Charterers shall be entitled to give notice claiming a constructive total loss but prior to the giving of such notice shall be supplied with all such information as such party may request; and

(C)	Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25 (b) hereof.

(e)	Irrespective of whether a Termination Event has occurred or is continuing, all moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 40, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagee as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagee):-

FIRSTLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the aggregate of the Outstanding Lease Obligation and all accrued and unpaid interest until the day of the Total Loss thereon pursuant to Clause 40 (d) hereof,

SECONDLY, in payment of any surplus to the Charterers.

(f)	Upon delivery of the Vessel hereunder, the Owners, the Charterers and the Mortgagee shall execute the "Assignment of Insurance", under which, inter alia, (i) the Owners and the Charterers shall assign and agree to assign to the Mortgagee their respective rights, title and interest in and to the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks and (ii) shall, subject to paragraph (b) (iii) above agree a loss payable clause, in form and substance satisfactory to the Owners, the Charterers and the Mortgagee each acting reasonably.

(g)	The Charterers further covenants with the Owners that the Vessel will, if applicable, be equipped and accredited with any required trading documentation and/or authorizations necessary. Such trading documentation and authorizations shall if and when applicable include, inter alia, valid certification under the International Convention on Civil Liability for Oil Pollution Damage as amended, a valid U.S. Coast Guard Certificate of Financial Responsibility (water pollution), a valid certificate from any U.S. state that requires a state equivalent of a Certificate of Financial Responsibility, a vessel classification certificate and any other credentials as might be, or may come to be, required. Copies of such trading documentation and/or authorizations shall be made available to the Owners promptly following their written request.

28

41.	TERMINATION EVENTS

(a)	Each of the following events shall be a “Termination Event” for purposes of this Charter:

(i)	if any Charter Hire payment or any other sum payable by the Charterers under this Charter (including any sum expressed to be payable by the Charterers on demand) shall not be paid on the due date of payment and such failure to pay is not remedied within three (3) Business Days of receipt by the Charterers of written notice from the Owners notifying the Charterers of such failure and requesting that payment is made unless such non-payment is caused by administrative or technical error or any other similar error in the transmission of the funds outside the control of the Charterers in which case failure to rectify within five (5) Business Days following receipt by the Charterers of the above written notice from the Owners shall constitute the Termination Event under this Clause 41(a) (i) ; or

(ii)	if either (A) the Charterers shall fail at any time to effect or maintain any insurances required to be effected and maintained under this Charter, or any insurer shall avoid or cancel any such insurances (other than where the relevant avoidance or cancellation results from an event or circumstance outside the reasonable control of the Charterers and the relevant insurance are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days after such avoidance or cancellation) or the Charterers shall commit any breach of or make any misrepresentation in respect of any such insurances the result of which is to entitle the relevant insurer to avoid the policy or otherwise to be excused or released from all or any of its liability thereunder to the Owners (unless, prior to the relevant insurer exercising any such right, he expressly and irrevocably waives the breach or misrepresentation in question), or (B) any of the said insurances shall cease for any reason whatsoever to be in full force and effect (other than where the reason in question is outside the reasonable control of the Charterer and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days after such cessation); or

(iii)	if the Charterers shall at any time fail to observe or perform any of their material obligations under this Charter, other than those obligations referred to in sub-clause

(i) or sub-clause (ii) of this Clause 41 (a), and such failure to observe or perform any such obligation is not remedied within fourteen (14) days of receipt by the Charterers of a written notice from the Owners requesting remedial action; or

(iv)	if any material representation or warranty by the Charterers in connection with this Charter or in any document or certificate furnished to the Owners by the Charterers in connection herewith or therewith shall prove to have been untrue, inaccurate or misleading in any material respect when made (and such occurrence continues unremedied for a period of fourteen (14) days after receipt by the Charterers of written notice from the Owners requesting remedial action); or

(v)	if an application or petition is filed for bankruptcy, rehabilitation or reorganization or other legal action of a similar nature is taken against the Charterers or by themselves or any order shall be made unless such application or petition is being contested in good faith and on substantial grounds and is stayed, dismissed or withdrawn within sixty (60) days after the presentation of the application or petition or any resolution passed by the Charterers for the appointment of any liquidator, receiver, trustee, curator or sequestrator (or similar official) of the Charterers in respect of all or a substantial part of their respective assets (save for the purposes of an amalgamation, merger or reconstruction not involving insolvency, the terms of which shall have received the prior written approval of the Owners or an amalgamation, merger or reconstruction where the Charterers or their parent company is the surviving entity) unless such resolution are revoked within sixty (60) days; or

29

(vi)	if the Charterers shall cease to carry on or suspend all or a fundamental part of their business or shall make an official declaration of bankruptcy or insolvency or shall otherwise become or be adjudicated insolvent; or

(vii)	if any consent, authorization, license or approval necessary for this Charter to be or remain the valid legally binding obligations of the Charterers, or to the Charterers to perform their obligations hereunder or thereunder, is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed (provided that the occurrence of such circumstances shall not give rise to a Termination Event if the same are remedied within thirty (30) days of the date of their occurrence), other than as would not be reasonably expected to result in a material adverse event.

Upon and during a Termination Event, the Charterers shall agree to assign any earnings under any underlying time charter agreement of the Vessel under which the charter period exceeds (excluding any extension options) three (3) months and, upon request, execute and deliver any such necessary document as may be required to perfect the security in favor of the Owners at the Charterers’ cost and expense.

(b)   Upon occurrence of any of the following events (an “Owners’ Default”) and any reference to an Owners’ Default shall be deemed to include any such event or circumstance in respect of either or both Owners:

1.	the Owners fail to comply with any material obligations under this Charter and where the default is capable of remedy, such default is not remedied within fourteen (14) days after notice from the Charterers requesting Owners’ action to remedy same;

2.	any material representation or warranty made by the Owners in or pursuant to this Charter or in any notice, certificate, instrument or statement contemplated thereby or made or delivered pursuant hereto or thereto is, or proves to be, untrue or incorrect in any material respect when made or deemed to be repeated and action has not been taken by the Owners to ensure that such untrue or incorrect representation or statement is rendered correct within fourteen (14) days of the Charterers' notifying the Owners;

3.	it is or becomes unlawful for the Owners to perform any of their obligations in any material respect under this Charter or this Charter or any obligation of the Owners under this Charter ceases to be legal, valid, binding or enforceable which are not rectified within fourteen (14) days after the Owners ought to have been informed or made aware of such circumstances ;

4.	ownership of the Vessel is transferred by the Owners in breach of Clause 22 (b);

5.	Without prejudice to Clause 17 (b), the Vessel is under arrest, detention, seizure, capture, condemned as prize, confiscated, forfeited, hijacked or stolen as a direct result of the Owners’ actions or omissions and the Owners fail to procure the release of the Vessel from such arrest, detention, seizure, capture, condemnation as prize, confiscation, forfeiture, hijacking or theft within 30 calendar days after their occurrence;

6.	there is a change in the legal and/or beneficial owner of the shares in the Owners without the Charterers’ prior written approval (such approval not to be unreasonably withheld or delayed), other than in favour of an affiliate of the Owners;

30

"Affiliate" means, in relation to any person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company.

"Holding Company" means, in relation to a person, any other person in relation to which it is a subsidiary;

7.	the title of the Vessel with the relevant Flag State in respect of the Underlying Registry (or, the Bareboat Charter Registry, as the case may be) is or has become invalid due to the Owners’ acts or omissions and such circumstances are not remedied within 5 Banking Days after their occurrence;

8.	any of the following occurs in relation to the Owners:

i)	an application or petition is filed for bankruptcy, rehabilitation or reorganization or other legal action of a similar nature is taken against the Owners or by themselves or any order shall be made unless such application or petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within sixty (60) days of the presentation of the application or petition or any resolution passed by the Owners for the appointment of any liquidator, receiver, trustee, curator or sequestrator (or similar official) of the Owners in respect of all or a substantial part of their respective assets (save for the purposes of an amalgamation, merger or reconstruction not involving insolvency, the terms of which shall have received the prior written approval of the Charterers or an amalgamation, merger or reconstruction where the Owners or their parent company is the surviving entity) unless such resolution are revoked within sixty (60) days: or

ii)	if the Owners shall stop payments to a substantial proportion (by value) of their creditors by reason of the Owners’ fault or shall cease to carry on or suspend all or a substantial part of their business or shall make an official declaration of bankruptcy or insolvency or shall otherwise become or be adjudicated insolvent;

31

iii)	the occurrence of any claim, action, suit, proceeding or investigation against the Owners with respect to Sanctions by a Sanctions Authority; or
iv)	a finance party or the Owner is in breach of their obligations under the quiet enjoyment letter at such time when no Termination Event has occurred and is continuing and such breach is not remedied within 5 Banking Days after its occurrence, the following provisions shall apply:

(A)	if an Owners’ Default occurs or at any time when the Vessel is under arrest or detention as a result of a claim against the Owner, the obligation of the Charterers to pay Charter Hire shall cease for as long as such Owners’ Default or, as the case may be, arrest or detention is continuing;

(B)	if such Owners’ Default is continuing, the Charterers shall have the option immediately thereafter to:

i)	exercise its option to purchase the Vessel in accordance with Clauses 49 and 50 (notwithstanding the Charterers' obligation to send one (1) month prior notice pursuant to Clause 49) for the amount set out therein less the direct losses, costs, fees and expenses incurred by the Charterers due to the Owner's Default; or

ii)	terminate this Charter whereupon the Owners shall pay to the Charterers the amount of equity the Charterers have invested in the Vessel plus the direct losses, costs, fees and expenses incurred by the Charterers due to the Owner's Default. For the avoidance of doubt, nothing precludes the Charterers from engaging in discussions with new owners of the Vessel or any administrator thereof as the case may be, to continue the Bareboat Charter, and upon the exercise of option (i) above, the Owners shall take all necessary steps to terminate the registration of the Vessel from the Underlying Registry.

(C)	If the Vessel is arrested or detained as a result of a claim against the Owner, the Owner shall be liable to the Charterers for any losses, costs, fees and expenses incurred by the Charterers due to the arrest or detention of the Vessel, and the Charterer shall be entitled to set-off their reasonably and bona fide estimated damages against any Charter Hire.

42.	OWNERS' RIGHTS ON TERMINATION

(a)	Subject to the provisions of Clause 41 hereof and that no Owners’ Default has occurred and is continuing, at any time after a Termination Event shall have occurred and be continuing, the Owners may, by notice to the Charterers immediately, or on such date as the Owners shall specify, terminate the chartering by the Charterers of the Vessel under this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners as per Clause 42 (b) hereof.

(b)	If the chartering of the Vessel under the Charter is terminated in accordance with this Clause 42 the Charterers shall redeliver the Vessel without delay, substantially in the same condition and class as that in which she was delivered (subject to Clause 38), fair wear and tear not affecting class excepted, to the Owners at the Vessel’s current or next port of call and pay to the Owners the following Termination Compensation within 15 Banking Days from the date of termination (the “Termination Date") (the “Grace Period”):

Termination Compensation shall mean the aggregate of (A) all Charter Hire due and payable, but unpaid, under this Charter to (and including) the Termination Date together with interest accrued thereon pursuant to Clause 36 (b) hereof from the due date for payment thereof to the Termination Date and (B) any sums, other than Charter Hire, due and payable by the Charterers, but unpaid, under this Charter together with interest accrued thereon pursuant to Clause 36 (b) to (and including) the Termination Date (which shall include any reasonable costs and expenses incurred by the Owners due to the Termination Event or the Termination as far as such cost or expenses are demonstrated by documentary evidence), and (C) Break Costs (as below defined) and (D) Outstanding Lease Obligation to the extent that such amount is not paid under the Charter Hire as per (A) above.

32

"Break Costs" means all breakfunding costs (excluding costs relating to interest rate swaps and similar interest rate hedging instruments and any costs or fees relating to the early termination of the Financial Instruments) incurred or payable by the Owners pursuant to the relevant funding arrangement entered into by the Owners for the purpose of financing any part of the purchase price of the Vessel under the MOA as a result of the receipt of an amount pursuant to this Charter on a day other than a Charter Hire Payment Date due to a Termination Event.

"Outstanding Lease Obligation" means the amount set out in Annex 2 which shall be between relevant year-end dates be calculated on a pro-rata basis.

In case of this Charter being terminated in accordance with this Clause 42, except for the claim of Termination Compensation and any other claims expressly stipulated in this Charter (for the avoidance of doubt, this “other claims” include, without limitation, indemnity of loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers in accordance with Clause 17 of this Charter), the Owners shall not have any right to claim further compensation from the Charterers to recover any other direct or indirect, punitive or consequential, loss or damage to the Owners caused by the termination of this Charter in accordance with the applicable laws.

(c)	All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew and all reasonable and documented costs and expenses incurred by the Owners for the redelivery and re- possession of the Vessel shall be the sole responsibility of the Charterers.

(d)	If the Charter is terminated in accordance with this Clause 42, the Charterers shall immediately redeliver the Vessel to the Owners at the Vessel’s current or next port of call. The Vessel shall be redelivered to the Owners in substantially the same condition and class as that in which she was delivered (subject to Clause 38), fair wear and tear not affecting class excepted.

(e)	Transfer of title. If the Termination Compensation is paid within the Grace Period, the Charterer shall be automatically released from all its obligations under this Charter and the other Leasing Documents, and the Owners shall promptly transfer title to the Vessel to the Charterers or its nominee.

(f)	Owners’ sale of the Vessel. If the Charterers fail by the Grace Period to pay the Termination Compensation, then the Owners shall promptly obtain an appraisal of the market value of the Vessel by obtaining a valuation from each of MB Shipbrokers and Arrow. The market value of the Vessel shall be the mean average of the two valuations received (the “Market Value”).

(g)	In the event that the Market Value of the Vessel is higher than the Outstanding Amount (as defined below), then the Owners shall be obliged to put the Vessel on the market for a period of 90 days from the expiry of the Grace Period (with the cooperation of the Charterers) for the finding of a buyer to sell the Vessel for a price equivalent at least to the Market Value, and the Charterers shall be entitled to independently market the Vessel and shall retain the right of first refusal to purchase the Vessel for the amount of the Outstanding Amount (as defined below) (which shall be considered a remedy of the Termination Event).

33

(1)	In the event that the Owners sell the Vessel for a sale price exceeding the aggregate of (a) the documented expenses and costs as may have been incurred by the Owners in respect of the sale of the Vessel and (b) the Termination Compensation (the “Outstanding Amount”), any excess shall be paid to the Charterer, and the Charterers shall cease to be liable under the Charter and any leasing documents to which each is a party; and

(2)	In the event that the Owners sell the Vessel for a sale price lower than the Outstanding Amount (provided that it shall be in Owners' full discretion to either accept such lower price or decide not to sell at such lower price), the Charterers shall remain liable under this Charter for the amount by which the Outstanding Amounts exceed the sale price of the Vessel.

(h)	If the Vessel is marketed for sale but no Memorandum of Agreement in respect of a sale is signed within 90 days from the expiry of the Grace Period, the Owners shall determine again the value of the Vessel (the "Termination Value") which in this event shall be either (i) the highest bid received for the Vessel or (ii) if no bid was received, the Market Value discounted with 10%. In such event the Owners shall be free to keep the Vessel in its ownership, and the Charterers shall remain liable to the Owners under this Charter for the amount by which the Outstanding Amount exceeds the Termination Value.

(i)	If the Market Value, or as the case may be, the Termination Value:

(i)	is higher than the Outstanding Amount, and the Owners decide not to sell the Vessel, then the Market Value, or as the case may be, Termination Value will be set off against the Outstanding Amount and any surplus paid to the Charterers; or

(ii)	is lower than the Outstanding Amount, and the Owners decide not to market the Vessel for sale, the Charterers shall remain liable to the Owners under this Charter for the amount by which the Outstanding Amount exceeds the Market Value

43. NAME

The Charterers shall choose the initial name of the Vessel and, subject only to prior written notification to the Owners and the relevant authorities of the jurisdiction in which for the time being the Vessel is registered, be entitled from time to time to change the name of the Vessel, provided however that any expenses and time (including but not limited to legal charges for finance documents for the Vessel) shall be for the Charterers’ account. During the Charter period, the Charterers shall have the liberty to paint the Vessel in their own colors, install and display their funnel insignia and fly their own house flag. Painting and installment shall be at Charterers’ expenses and time.

The Owners shall have no right to change the name of the Vessel during the Charter Period.

34

44.	MORTGAGE and ASSIGNMENT

The Charterers agree that, so long as the Owners’ lenders are a bank or similar financial institution with an investment grade rate, the Owners shall be entitled, at any time during the term of this Charter and without requiring consent of, but with prior written notice to, the Charterers to grant to their lenders or an agent or security trustee of their lenders (i) mortgage(s) securing its interest over the Vessel (the “Mortgage”) and/or (ii) one or more assignment(s) of any or all the rights, title, interests and benefit of the Owner in this Charter or any security document, the earnings generated by this Charter, the insurances over the Vessel and all other rights of the Owner, as security for any facility in relation to the financing or re-financing of the Vessel subject to such mortgage and assignment(s) in favour of the lenders or an agent or security trustee of the lenders, PROVIDED ALWAYS that such Mortgage or assignment or other security documents shall only be provided for the purpose of financing or re-financing the acquisition of this Vessel and subject to the entry into a quiet enjoyment letter by the Mortgagee (the “Quiet Enjoyment Letter”), the Owners and the Charterers in such form reasonably agreed by all parties.

Charterers agree to sign an acknowledgement to any such assignment(s) or any other comparable document reasonably required by the Mortgagee, in favour of the Mortgagee. Any cost incurred by the Charterers shall be for Owners' account.

Any Financial Instrument (including, without limitation, the Mortgage and the Assignment of Insurances) shall in no way be or purport to be prejudicial to the rights of the Charterer under the terms of this Charter subject to the terms and conditions of the Quiet Enjoyment Letter or any Financial Instrument or any Leasing Document.

Except as set out above, neither party shall assign its right or obligations or parts thereof to any third party without the written consent of the other.

In respect of the Vessel the Owners undertake not to borrow more than the respective purchase option prices as set out at the relevant milestone in Clause 49 hereof.

The Owners have an obligation to get an acknowledgement from the Mortgagee (or include such wording the quiet enjoyment letter) and/or any other financiers and/or beneficiary of any security granted by the Owners in favour of the Owners’ financiers, that they will release any security interest (including the Mortgage) upon receipt of the respective purchase option prices as set out at the relevant milestone in Clause 49 hereof.

45.	[Not used]

46.	[Not used]

47.	MORTGAGE NOTICE

If required under the laws of the relevant Flag State, the Charterers shall keep prominently displayed in the chart room and in the master's cabin of the Vessel a framed printed notice (the print on which shall measure at least six inches by nine inches) reading as follows :

NOTICE OF MORTGAGE

This Vessel is subject to a First Preferred Mortgage made by Sankyo Shoji., LTD. and Greatsail Shipping S.A as owner, to The Hyakujushi Bank, Ltd, as mortgagee, pursuant to the provisions of Chapter 3 of the Republic of the Marshall Islands Maritime Act 1990 as amended. Under the terms of the said Mortgage, neither the above owner, nor any charterer nor the Master of this Vessel has any power, right or authority whatever to create, incur or permit to be imposed on this Vessel any lien or encumbrance except for crews' wages and salvage".

35

48.	[Not used]

49.	CHARTERERS' OPTION TO PURCHASE VESSEL

(a)  The Charterers or their guaranteed nominee shall have the option to purchase the Vessel at any time from the end of 3rd year after the Delivery Date onwards throughout the Charter Period on a strictly "as is/where she is" basis (physically) (the “Purchase Option”).

(b)  The Purchase Option may be exercised from the 3rd anniversary of the Delivery Date provided however that the Owners are given by the Charterers a minimum forty-five (45) days prior written irrevocable notice, executed by a duly authorized officer or attorney, of their intention to exercise the Purchase Option.

(c)  The price to be paid by the Charterers for the Vessel shall be as set out in Annex 1 hereto and shall between relevant year-end dates be calculated on a pro-rata basis.

(d)  Upon the Owners’ receipt in full of the payment of the applicable Purchase Option price and any other amount due and payable to the Owners hereunder, the Owners shall (except in case of Total Loss in which case Clause 40 shall apply or in the case of an Owners’ Default in which case Clause 41 shall apply) transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis to the Charterers or their nominees and shall execute a bill of sale and a protocol of delivery and acceptance evidencing the same and any other document necessary to transfer the title of the Vessel to the Charterers (and to the extent required for such purposes the Vessel shall be deemed first to have been redelivered to the Owners), such documents to include:

(i)       a copy of the certificate of the deletion of the Vessel (if required for a change of flag) and a written undertaking to provide the original within 30 days;

(ii)       at the date of the transfer of title, certified true copies of all corporate documents as may be required and an original Owners’ power of attorney (notarized and/or apostilled as may be required) authorizing the sale of the Vessel to the Charterer or its nominee;

(iii)       a certificate of good standing of the Owners; and

(iv)       such other documents as the Charterers may reasonably require to effect the legal transfer and registration of the title in the Charterers’ name.

(e)  Any security granted by the Charterers in favour of the Owners or by the Owners in favour of its financier or to any other persons to the benefit of that financier (including, but not limited to, the Mortgage) shall be immediately released at the Owner’s cost no later than the delivery of the Vessel to the Charterers pursuant to this Clause 49.

(f)    The Owners as seller makes no warranty, and shall not be under any obligation or liability to the Charterers or their guaranteed nominee as buyer, in respect of any claims, demands, damages, liens, mortgages, encumbrances or other debts (other than those created or caused to be created by the Owners, which include -but without limitation- those in favour of the Mortgagee relating to the Vessel). And the Owners as seller also makes no warranty as to the Vessel being free from any Port State or other administrative detentions at the time of delivery of the Vessel under this Clause (other than as the same may be created or caused to be created by the Owners).

g) The Owners as seller makes no representation or warranty, whether expressed or implied by statute, common law or others, as to the seaworthiness, merchantability, condition, design, description, specification, operation, performance, capacity, quality, suitability, durability, or fitness for use or as to the eligibility of the Vessel with everything belonging to her for any particular purpose or trade whatsoever.

36

50.	CHARTERERS' OBLIGATION TO PURCHASE VESSEL

(a)   The Charterers or their guaranteed nominee shall have an obligation to purchase from the Owners on a strictly "as is/where she is" basis (physically) all of the Owners’ beneficial and legal right, title and interest in the Vessel at the end of the Charter Period,

i.e. at the end of the 10th year after the Delivery Date, for a purchase price of USD 15,400,500 unless this Charter is terminated before the Charter Period has expired or the Owners and the Charterers agree otherwise.

(b)  Upon the Owners’ receipt in full of the payment of the purchase price set out in Clause 50(a) hereof and any other amount due and payable to the Owners hereunder, the Owners shall (except in case of Total Loss in which case Clause 40 shall apply or in the case of an Owners’ Default in which case Clause 41 shall apply) transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis to the Charterers or their nominees and shall execute a bill of sale and a protocol of delivery and acceptance evidencing the same and any other document necessary to transfer the title of the Vessel to the Charterers (including, without limitation, such documents set out in Clause 49(d)) (and to the extent required for such purposes the Vessel shall be deemed first to have been redelivered to the Owners).

(c)  The Owners as seller makes no warranty, and shall not be under any obligation or liability to the Charterers or their guaranteed nominee as buyer, in respect of any claims, demands, damages, liens, mortgages, encumbrances or other debts (other than those created or caused to be created by the Owners, which include -but without limitation- those in favour of the Mortgagee relating to the Vessel. And the Owners as seller also makes no warranty as to the Vessel being free from any Port State or other administrative detentions at the time of delivery of the Vessel under this Clause (other than as the same may be created or caused to be created by the Owners).

(d)  The Owners as seller makes no representation or warranty, whether expressed or implied by statute, common law or others, as to the seaworthiness, merchantability, condition, design, description, specification, operation, performance, capacity, quality, suitability, durability, or fitness for use or as to the eligibility of the Vessel with everything belonging to her for any particular purpose or trade whatsoever.

(e)   Any security granted by the Charterer in favor of the Owner or by the Owner in favour of its financier or to any other persons to the benefit of that financier (including, but not limited to, the Mortgage) shall be released immediately no later than the delivery of the Vessel to the Charterers pursuant to this Clause 50.

37

51.	MISCELLANEOUS

(a)   The terms and conditions of this Charter and the respective rights of the Owners and the Charterers shall not be waived or varied otherwise than by an instrument in writing of the same date as or subsequent to this Charter executed by both parties or by their duly authorized representatives,

(b) No failure or delay on the part of the Owners or the Charterers in exercising any power, right or remedy hereunder or in relation to the Vessel shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right or power or the exercise of any other right, power or remedy.

(c) lf any terms or condition of this Charter shall to any extent be illegal invalid or unenforceable, the remainder of this Charter shall not be affected thereby and all other terms and condition shall be legal valid and enforceable to the fullest extent permitted by law.

52.	COMMUNICATIONS

Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address, facsimile number or e-mail address appearing below (or at such other address, facsimile number or e-mail address as such party may hereafter specify for such purposes to the other by notice in writing):-

(i)	in the case of the Owners to:

Sankyo Shoji Co., Ltd.

4633-22 Ko Kinoura Hakata-Cho Imabari-City Ehime, Japan

Tel:

Fax:

e-mail:

(ii)	in the case of the Charterers to:

Paralus Shipholding S.A.

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro,
Marshall Islands, MH96960
c/o Globus Shipmanagement Corp

128, Vouliagmenis Ave

16674 Glyfada

Athens – Greece

Tel:

Fax:

e-mail:

A written notice includes a notice by facsimile or e-mail. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

Subject always to the foregoing sentences, any communication by personal delivery or letter shall be deemed to be received on delivery, any communication by e-mail shall be deemed to be received upon transmission of the automatic answer back of the addresses and any communication by facsimile shall be deemed to be received upon appropriate acknowledgment by the addressee's receiving equipment.

All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.

38

53.	TRADING IN WAR RISK AREA

Charterers shall be permitted to order the Vessel into an area subject to War Risk as defined in Clause 26 (a) without the Owners' consent provided that all Marine, War and P&I insurance are maintained with full force and effect and Charterers shall pay any additional premiums to maintain such insurance.

54.	INVENTORIES, OIL AND STORES

The Owners shall at the time of redelivery take over and pay for all bunkers, and unused lubricating oils in the said Vessel at the last purchase price of the Charterers with supporting vouchers. However, the Charterers shall not pay to the Owners at the time of delivery for any bunkers, lubricating oil, provisions, paints, ropes and consumable stores which the Charterers have supplied to the Vessel at the Charterers' expense prior to delivery unless they belong to a third party and subject to paying their cost to the Charterers.

55.	TRADE AND COMPLIANCE CLAUSE

The Charterers and the Owners hereby agree that to the best of their knowledge no person/s or entity/ies worked for or engaged by the Charterers or the Owners under this Charter have been designated under any applicable national or international law imposing trade and economic sanctions. Further, the Charterers and the Owners agree that performance of this Charter will not infringe any sanctions or restrictions under any applicable national or international law or regulation imposing trade or economic sanctions.

56.	FINANCIAL STATEMENTS

During the currency of this Charter, the Charterer shall each year and no later than ten (10) Banking Days after they become available, provide to the Owners the audited financial statements of Globus Maritime Limited. Furthermore, the parties agree that all publicly available and disclosed information in respect of Globus Maritime Limited is deemed to be "provided" for the purposes of this clause.

57.	CONFIDENTIALITY

All communication between the Parties or information shared by one party to the other party shall be treated as confidential information and be protected with security measures and a degree of care that would apply to such party's own confidential information and may only be disclosed to a third party on a "need to know" basis, including without limitation to each party's advisors or financiers, any regulatory or administrative authority pursuant to applicable law, regulations and listing requirements in the NASDAQ Stock Exchange.

39

58.	SANCTIONS AND DESIGNATED ENTITIES

(a)	The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.

(b)	The Owners and the Charterers respectively warrant for themselves (and in the case of any sub-charter, the Charterers further warrant in respect of any sub-charterers, shippers, receivers, or cargo interests) that at the date of this fixture and throughout the duration of this Charter Party they are not subject to any of the sanctions, prohibitions, restrictions or designation referred to in subclause (a) which prohibit or render unlawful any performance under this Charter Party. The Owners further warrant that the Vessel is not a designated vessel.

(c)	If at any time during the performance of this Charter Party either party becomes aware that the other party is in breach of warranty in this Clause, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by any body acting with powers to compel compliance, including where applicable the Underlying Registry. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter Party forthwith in accordance with Clause 28, Clause 41 and Clause 42.

(d)	If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter Party.

(e)	Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

(f)	The Owners or the Charterers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty in this Clause.

59.	EU ETS - Emission Trading Scheme Allowances

Notwithstanding any other provision in this Charterparty, the Owners and the Charterer (the "Parties" and each individually a “Party”) agree, as follows:

“Emission Allowances” means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme.

“Emission Scheme” means a greenhouse gas emissions trading scheme which for the purposes of this Clause shall include the European Union Emissions Trading System and any other similar systems imposed by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

(a) In case any applicable Emission Scheme designates the Owners as the responsible party as registered or beneficial owner of the Vessel the Charterer and/or the relevant manager shall take over any and all the responsibilities whatsoever required by any Emission Scheme including but not limited to:

40

(i)              Comply with any applicable Emission Scheme and calculate the amount of Emission Allowances in respect of the Vessel that must be surrendered to the authorities of the applicable Emission Scheme for the period of this Charterparty;

(ii)             Monitor and report the relevant greenhouse gas emissions of the Vessel for verification by an independent verifier in accordance with the applicable Emission Scheme; and

(iii)           Provide and pay for the Emission Allowances corresponding to the Vessel’s emissions under the scope of the applicable Emission Scheme during the Charter Period.

(b) Charterer hereby agrees to take any necessary steps and procedure required to take over the responsibilities of the Owners as stipulated in sub-clause (a) above, including but not limited to:

(i) Procuring a mandate letter in the form and contents satisfactory to the relevant authorities and signed by Owners and Charterer and/or manager, and provide it to and obtain an approval from the relevant authorities and take any other procedures required to transfer responsibilities from the Owners to the Charterer and/or the manager.

(c)  Charterer hereby agrees to indemnify, within five (5) days of demand, and hold Owners harmless in respect of any liability, loss, damage or expense of whatsoever nature which Owners may sustain or incur as a result of or in connection with any failure of Charterer to comply with the terms of this clause or the requirements of any Emission Scheme. In the event that the Vessel is detained or trading is restricted as a consequence of any breach of any Emission Scheme, the Vessel shall remain on hire.

60.	COUNTERPARTS

This Agreement and each other Leasing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement or that Leasing Document, as the case may be.

61.	ENTIRE AGREEMENT

(a)	This Agreement, in conjunction with the other Leasing Documents, constitutes the entire agreement between the parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)	Each Party acknowledges that it has not entered into this agreement or any other Leasing Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Leasing Document.

41

62.	JOINT AND SEVERAL LIABILITY OF THE OWNERS

(a)	Joint and several liability

All liabilities and obligations of the Owners under this Charter Party shall, whether expressed to be so or not, be joint and several.

(b)	Waiver of defences

The liabilities and obligations of an Owner shall not be impaired by:

(i)	this Charter Party being or later becoming void, unenforceable or illegal as regards any other Owner;
(ii)	the Charterer entering into any other arrangement of any kind with any other Owner;
(iii)	any time, waiver or consent granted to, or composition with any other Owner or other person;
(iv)	the release of any other Owner or any other person under the terms of any composition or arrangement with any creditor of any Owner;
(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Owner or any other person;
(vi)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of this Charter Party;
(vii)	any unenforceability, illegality or invalidity of any obligation or any person under this Charter Party; or
(viii)	any insolvency or similar proceedings.
(c)	Deferral of Owners' rights

Until all amounts which may be or become payable by the Owners to the Charterers under or in connection with the Charter Party have been irrevocably paid in full, no Owner will exercise any rights which it may have by reason of performance by it of its obligations under this Charter Party:

(i)	to be indemnified by any other Owner; or
(ii)	to claim any contribution from any other Owner in relation to any payment made by it under the Charter Party.

= end =

42

Annex 1

Purchase Option Price:

Period	Purchase Option Prices
End of year 3	USD 23,236,000
End of year 4	USD 22,100,000
End of year 5	USD 21,000,000
End of year 6	USD 19,834,000
End of year 7	USD 18,700,000
End of year 8	USD 17,654,000
End of year 9	USD 16,527,250
End of year 10	USD 15,400,500

End of 10 years price as Purchase Obligation.

43

Annex 2 and 3

Period	Outstanding lease obligation	Principal Repayment (Annual fixed Payment / 12)	Minimum Insured Value (110% of outstanding lease obligation)
0	25,000,000.00		27,500,000
1	24,931,562.50	68,437.50	27,424,719
2	24,863,125.00	68,437.50	27,349,438
3	24,794,687.50	68,437.50	27,274,156
4	24,726,250.00	68,437.50	27,198,875
5	24,657,812.50	68,437.50	27,123,594
6	24,589,375.00	68,437.50	27,048,313
7	24,520,937.50	68,437.50	26,973,031
8	24,452,500.00	68,437.50	26,897,750
9	24,384,062.50	68,437.50	26,822,469
10	24,315,625.00	68,437.50	26,747,188
11	24,247,187.50	68,437.50	26,671,906
12	24,178,750.00	68,437.50	26,596,625
13	24,110,312.50	68,437.50	26,521,344
14	24,041,875.00	68,437.50	26,446,063
15	23,973,437.50	68,437.50	26,370,781
16	23,905,000.00	68,437.50	26,295,500
17	23,836,562.50	68,437.50	26,220,219
18	23,768,125.00	68,437.50	26,144,938
19	23,699,687.50	68,437.50	26,069,656
20	23,631,250.00	68,437.50	25,994,375
21	23,562,812.50	68,437.50	25,919,094
22	23,494,375.00	68,437.50	25,843,813
23	23,425,937.50	68,437.50	25,768,531
24	23,357,500.00	68,437.50	25,693,250
25	23,289,062.50	68,437.50	25,617,969
26	23,220,625.00	68,437.50	25,542,688
27	23,152,187.50	68,437.50	25,467,406
28	23,083,750.00	68,437.50	25,392,125
29	23,015,312.50	68,437.50	25,316,844
30	22,946,875.00	68,437.50	25,241,563
31	22,878,437.50	68,437.50	25,166,281
32	22,810,000.00	68,437.50	25,091,000
33	22,741,562.50	68,437.50	25,015,719
34	22,673,125.00	68,437.50	24,940,438
35	22,604,687.50	68,437.50	24,865,156
36	22,536,250.00	68,437.50	24,789,875

44

37	22,458,687.50	77,562.50	24,704,556
38	22,381,125.00	77,562.50	24,619,238
39	22,303,562.50	77,562.50	24,533,919
40	22,226,000.00	77,562.50	24,448,600
41	22,148,437.50	77,562.50	24,363,281
42	22,070,875.00	77,562.50	24,277,963
43	21,993,312.50	77,562.50	24,192,644
44	21,915,750.00	77,562.50	24,107,325
45	21,838,187.50	77,562.50	24,022,006
46	21,760,625.00	77,562.50	23,936,688
47	21,683,062.50	77,562.50	23,851,369
48	21,605,500.00	77,562.50	23,766,050
49	21,527,937.50	77,562.50	23,680,731
50	21,450,375.00	77,562.50	23,595,413
51	21,372,812.50	77,562.50	23,510,094
52	21,295,250.00	77,562.50	23,424,775
53	21,217,687.50	77,562.50	23,339,456
54	21,140,125.00	77,562.50	23,254,138
55	21,062,562.50	77,562.50	23,168,819
56	20,985,000.00	77,562.50	23,083,500
57	20,907,437.50	77,562.50	22,998,181
58	20,829,875.00	77,562.50	22,912,863
59	20,752,312.50	77,562.50	22,827,544
60	20,674,750.00	77,562.50	22,742,225
61	20,588,062.50	86,687.50	22,646,869
62	20,501,375.00	86,687.50	22,551,513
63	20,414,687.50	86,687.50	22,456,156
64	20,328,000.00	86,687.50	22,360,800
65	20,241,312.50	86,687.50	22,265,444
66	20,154,625.00	86,687.50	22,170,088
67	20,067,937.50	86,687.50	22,074,731
68	19,981,250.00	86,687.50	21,979,375
69	19,894,562.50	86,687.50	21,884,019
70	19,807,875.00	86,687.50	21,788,663
71	19,721,187.50	86,687.50	21,693,306
72	19,634,500.00	86,687.50	21,597,950
73	19,547,812.50	86,687.50	21,502,594
74	19,461,125.00	86,687.50	21,407,238
75	19,374,437.50	86,687.50	21,311,881
76	19,287,750.00	86,687.50	21,216,525
77	19,201,062.50	86,687.50	21,121,169
78	19,114,375.00	86,687.50	21,025,813
79	19,027,687.50	86,687.50	20,930,456
80	18,941,000.00	86,687.50	20,835,100
81	18,854,312.50	86,687.50	20,739,744
82	18,767,625.00	86,687.50	20,644,388

45

83	18,680,937.50	86,687.50	20,549,031
84	18,594,250.00	86,687.50	20,453,675
85	18,507,562.50	86,687.50	20,358,319
86	18,420,875.00	86,687.50	20,262,963
87	18,334,187.50	86,687.50	20,167,606
88	18,247,500.00	86,687.50	20,072,250
89	18,160,812.50	86,687.50	19,976,894
90	18,074,125.00	86,687.50	19,881,538
91	17,987,437.50	86,687.50	19,786,181
92	17,900,750.00	86,687.50	19,690,825
93	17,814,062.50	86,687.50	19,595,469
94	17,727,375.00	86,687.50	19,500,113
95	17,640,687.50	86,687.50	19,404,756
96	17,554,000.00	86,687.50	19,309,400
97	17,464,270.83	89,729.17	19,210,698
98	17,374,541.66	89,729.17	19,111,996
99	17,284,812.49	89,729.17	19,013,294
100	17,195,083.32	89,729.17	18,914,592
101	17,105,354.15	89,729.17	18,815,890
102	17,015,624.98	89,729.17	18,717,187
103	16,925,895.81	89,729.17	18,618,485
104	16,836,166.64	89,729.17	18,519,783
105	16,746,437.47	89,729.17	18,421,081
106	16,656,708.30	89,729.17	18,322,379
107	16,566,979.13	89,729.17	18,223,677
108	16,477,249.96	89,729.17	18,124,975
109	16,387,520.79	89,729.17	18,026,273
110	16,297,791.62	89,729.17	17,927,571
111	16,208,062.45	89,729.17	17,828,869
112	16,118,333.28	89,729.17	17,730,167
113	16,028,604.11	89,729.17	17,631,465
114	15,938,874.94	89,729.17	17,532,762
115	15,849,145.77	89,729.17	17,434,060
116	15,759,416.60	89,729.17	17,335,358
117	15,669,687.43	89,729.17	17,236,656
118	15,579,958.26	89,729.17	17,137,954
119	15,490,229.09	89,729.17	17,039,252
120	15,400,499.92	89,729.17	16,940,550

46

1	Dated: 2nd December, 2024

2	Paralus Shipholding S.A. of Majuro, Marshall Islands ~~(Name of sellers)~~, hereinafter called the “Sellers”, guaranteed by Globus Maritime Limited of Marshall Islands have agreed to sell, and
3	Sankyo Shoji Co., Ltd of Japan and Greatsail Shipping S.A of Panama, jointly and severally liable hereunder, hereinafter called together, the “Buyers” and each a “Buyer”, have agreed to buy:
4	Name of vessel: GLBS Magic One (1) unit of about 64,000 DWT Bulk Carrier to be built in 2024 by NANTONG COSCO KHI SHIP ENGINEERING CO., LTD. of China, with the Hull COSCO KHI NE443

5	IMO Number: 9972816
6	Classification Society: ABS
7	Class Notation: ABS, XA1, Bulk Carrier, BC-A (holds No.2 and 4 may be empty), XAMS, XACCU, ENVIRO, CSR, AB-CM, TCM, BWT, RW, IHM, CPS, GRAB[20], ESP, UWILD, NOx-Tier III

8	Year of Build: 2024 Builder/Yard: NANTONG COSCO KHI SHIP ENGINEERING CO., LTD.
9	Flag: Marshall Islands Place of Registration: Majuro GT/NT: 36462 / 21013 ITC
10	hereinafter called the “Vessel”, on the following terms and conditions:
11	Definitions
12	“Banking Days" are days on which banks are open both in the country of the currency stipulated for
13	the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
14	(Documentation) and New York City , Tokyo, Geneva, Marshall Islands, London, Athens, Panama ~~(add additional jurisdictions as appropriate)~~.

15	“Buyers’ Nominated Flag State” means Panama ~~(state flag state).~~
16	“Class" means the class notation referred to above.
17	“Classification Society" means the Society referred to above.
~~18~~	~~"Deposit" shall have the meaning given in Clause 2 (Deposit)~~
19	~~“Deposit Holder” means (state name and location of Deposit Holder) or, if lef t blank, the~~
20	"Escrow Agent" Escrow Agent means Watson Farley & Williams Greece which shall hold and release the Purchase Price in accordance with this Agreement and the Escrow Agreement.
21	"Escrow Account" means the account of the Escrow Agent for holding the Purchase Price.
22	"Escrow Agreement" means an escrow agreement to be mutually agreed and entered into by and between (i) the Sellers, (ii) the Buyers, (iii) Hyakujushi Bank, Ltd. As Buyer's financier and incoming mortgagee and (iv) the Escrow Agent regarding the terms of holding and release of the Purchase Price and any other sums payable under this agreement pursuant to Clause 7.
23	~~Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~
24	“In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a
25	registered letter, e-mail or telefax.
26	“Parties” means the Sellers and the Buyers.

~~“SBC” means a ship building contract dated ___________ together with any and all addenda and/or supplements and/or amendments thereto entered into between the Sellers as the buyer and the Builders as the builder.~~

“BBC” means a Bareboat Charterparty dated 2ND Dec, 2024 together with any and all addenda and/or supplements and/or amendments thereto entered into between the Sellers as the Charterer and the Buyers as the Owner.

47

27	“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).
28	“Sellers’ Account” means Account Number: , BIC/SWIFT: , IBAN: , Currency: USD (state details of bank account) at the Sellers’ Bank
29	“Sellers’ Bank” means Bank: UBS AG , Holder , (state name of bank, branch and details) or, if left blank, the bank

30	notified by the Sellers to the Buyers for receipt of the Purchase Price.
31	1. Purchase Price

32   The Purchase Price is United States Dollars Twenty Five Million only (US$ 25,000,000.-) ~~(state currency and amount both in words and figures).~~

~~33~~	~~2. Deposit~~
~~34~~	~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of~~
~~35~~	~~10% (ten per cent) or, if lef t blank, 10% (ten per cent), of the Purchase Price (the~~

~~36       “Deposit”) in an interest bearing account (for the avoidance of doubt, any accrued interest credited on the Deposit shall be for the account of the Sellers) for the SellersParties with the Sellers' Account Deposit Holder within three (3)~~

~~37~~	~~Banking Days after the date that:~~
~~38~~	~~(i) this Agreement has been signed by the Parties and exchanged in original or by~~
~~39~~	~~e-mail or telefax; and~~
~~40~~	~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been~~
~~41~~	~~opened. Sellers and Guarantor shall issue a Letter of Guarantee in respect of the Deposit and the Balance to the Buyers.~~

~~For the avoidance of doubt, no interest shall accrue on the Deposit up until the remittance of the remainder of the the Purchase Price in accordance with Clause 3 (payment) below.~~

42	~~The Deposit shall be released in accordance with joint written instructions of the Parties.~~
43	~~Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the~~
44	~~Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder~~
45	~~all necessary documentation to open and maintain the account without delay.~~
46	3. Payment
~~47~~	~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of~~
~~48~~	~~Readiness has been given in accordance with Clause 5 (Time and place of delivery and~~
~~49~~	~~notices):~~

Buyers shall preposition, , an amount covering the Purchase Price and all other sums payable on delivery, free of bank charges, into the Escrow Account, two

(2) Banking Days prior to the expected date of delivery on the basis of the Sellers' three (3) days definite delivery notice.

The Purchase Price shall be released to the Sellers on delivery in accordance with the irrevocable release instructions signed by the Buyers authorized representatives and presented to the Escrow Agent in accordance with the Escrow Agreement.

The Escrow Agent shall, subject to the terms of the Escrow Agreement, then immediately release the Purchase Price to the Sellers Account. All sums payable by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers Account in accordance with the terms of the Escrow Agreement.

50	~~(i) the Deposit shall be released to the Sellers; and~~
51	~~(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers~~
52	to the Sellers under this Agreement shall be paid in full free of bank charges to the

48

53	Sellers’ Account.
54	~~4. Inspection~~
55	~~(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers~~
56	~~have also inspected the Vessel at/in (state place) on (state date) and have~~
57	~~accepted the Vessel following this inspection and the sale is outright and definite, subject only~~
58	~~to the terms and conditions of this Agreement.~~
59	~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare~~
60	~~whether same are accepted or not within (state date/period).~~
61	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~
62	~~(state date/period).~~
63	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
64	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
65	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~
66	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~
67	~~examination by the Buyers.~~
68	~~The sale shall become outright and definite, subject only to the terms and conditions of this~~
69	~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
70	~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~
71	~~date/last day of the period stated in Line 59, whichever is earlier.~~
72	~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~
73	~~the Vessel's classification records and/or of the Vessel not be received by the Sellers as~~
74	~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~
75	~~Buyers, whereafter this Agreement shall be null and void.~~
76	~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
77	~~alternative 4(a) shall apply.~~
78	5. Time and place of delivery and notices. (Also see Clause 19)
79	(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or

80    anchorage at/in Kaohsiung or Suao, Republic of China (Taiwan) or other place to be mutually agreed in the event that the delivery of the Vessel cannot occur at such location on account of any Corona Measures as per Clause 26 or event of force majeure (state place/range) in the Sellers' option.

81	~~Notice of Readiness shall not be tendered before: (date)~~
82	~~Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 20 December~~
83	(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary ~~and shall~~
~~84~~	~~provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the~~

85    ~~Sellers intend to tender Notice of Readiness and of the intended place of delivery date from the Builders to the Sellers in accordance with the terms of the SBC~~ and shall provide the Buyers with twenty (20), ten (10) days approximate notice and Seven(7) and three (3) days definite notice of the indicative delivery date of the Vessel.

86	~~When the Vessel is at the place of delivery and physically ready for delivery in accordance with~~
87	~~this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~
88	~~(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the~~

49

89	~~Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing~~
~~90~~	~~stating the date when they anticipate that the Vessel will be ready for delivery and proposing a~~
91	~~new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of~~
~~92~~	~~either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)~~
93	~~Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.~~
~~94~~	~~If the Buyers have not declared their option within three (3) Banking Days of receipt of the~~
~~95~~	~~Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'~~
~~96~~	~~notification shall be deemed to be the new Cancelling Date and shall be substituted for the~~
97	~~Cancelling Date stipulated in line 79.~~
98	~~If this Agreement is maintained with the new Cancelling Date all other terms and conditions~~
~~99~~	~~hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full~~
100	~~force and effect.~~
101	~~(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely~~
~~102~~	~~without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’~~
103	~~Default) for the Vessel not being ready by the original Cancelling Date.~~
104	~~(e) Should the Vessel become an actual, constructive or compromised total loss before delivery~~
105	the Purchase Price together with interest earned, if any, shall be released immediately to the Buyers
106	whereafter this Agreement shall be null and void.
107	~~6. Divers Inspection / Drydocking~~
108	~~(a)*~~
109	~~(i) The Buyers shall have the option at their cost and expense to arrange for an underwater~~
~~110~~	~~inspection by a diver approved by the Classification Society prior to the delivery of the~~
~~111~~	~~Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended~~
~~112~~	~~date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this~~
113	~~Agreement. The Sellers shall at their cost and expense make the Vessel available for~~
114	~~such inspection. This inspection shall be carried out without undue delay and in the~~
~~115~~	~~presence of a Classification Society surveyor arranged for by the Sellers and paid for by~~
~~116~~	~~the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s~~
117	~~inspection as observer(s) only without interfering with the work or decisions of the~~
~~118~~	~~Classification Society surveyor. The extent of the inspection and the conditions under~~
119	~~which it is performed shall be to the satisfaction of the Classification Society. If the~~
~~120~~	~~conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at~~
~~121~~	~~their cost and expense make the Vessel available at a suitable alternative place near to~~
~~122~~	~~the delivery port, in which event the Cancelling Date shall be extended by the additional~~
~~123~~	~~time required for such positioning and the subsequent re-positioning. The Sellers may~~
124	~~not tender Notice of Readiness prior to completion of the underwater inspection.~~
125	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are~~
~~126~~	~~found broken, damaged or defective so as to affect the Vessel's class, then (1) unless~~
127	~~repairs can be carried out afloat to the satisfaction of the Classification Society, the~~

50

~~128~~	~~Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by~~
~~129~~	~~the Classification Society of the Vessel's underwater parts below the deepest load line,~~
130	~~the extent of the inspection being in accordance with the Classification Society's rules (2)~~
131	~~such defects shall be made good by the Sellers at their cost and expense to the~~
~~132~~	~~satisfaction of the Classification Society without condition/recommendation** and (3) the~~
133	~~Sellers shall pay for the underwater inspection and the Classification Society's~~
134	~~attendance.~~
~~135~~	~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~
136	~~do not require the aforementioned defects to be rectified before the next class~~
~~137~~	~~drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects~~
138	~~against a deduction from the Purchase Price of the estimated direct cost (of labour and~~
139	~~materials) of carrying out the repairs to the satisfaction of the Classification Society,~~
140	~~whereafter the Buyers shall have no further rights whatsoever in respect of the defects~~
~~141~~	~~and/or repairs. The estimated direct cost of the repairs shall be the average of quotes~~
142	~~for the repair work obtained from two reputable independent shipyards at or in the~~
~~143~~	~~vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)~~
~~144~~	~~Banking Days from the date of the imposition of the condition/recommendation, unless~~
~~145~~	~~the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within~~
~~146~~	~~the stipulated time then the quote duly obtained by the other Party shall be the sole basis~~
147	~~for the estimate of the direct repair costs. The Sellers may not tender Notice of~~
148	~~Readiness prior to such estimate having been established.~~
149	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking~~
150	~~facilities are available at the port of delivery, the Sellers shall take the Vessel to a port~~
~~151~~	~~where suitable drydocking facilities are available, whether within or outside the delivery~~
~~152~~	~~range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the~~
~~153~~	~~Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose~~
154	~~of this Clause, become the new port of delivery. In such event the Cancelling Date shall~~
~~155~~	~~be extended by the additional time required for the drydocking and extra steaming, but~~
156	~~limited to a maximum of fourteen (14) days.~~
157	~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
158	~~Classification Society of the Vessel's underwater parts below the deepest load line, the extent~~
159	~~of the inspection being in accordance with the Classification Society's rules. If the rudder,~~
160	~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~
161	~~damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~
162	~~Sellers' cost and expense to the satisfaction of the Classification Society without~~
~~163~~	~~condition/recommendation**. In such event the Sellers are also to pay for the costs and~~
164	~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
~~165~~	~~drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs~~
166	~~and expenses if parts of the tailshaf t system are condemned or found defective or broken so as~~

51

~~167~~	~~to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and~~
168	~~expenses, dues and fees.~~
169	~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~
~~170~~	~~(i) The Classification Society may require survey of the tailshaft system, the extent of the~~
171	~~survey being to the satisfaction of the Classification surveyor. If such survey is~~
~~172~~	~~not required by the Classification Society, the Buyers shall have the option to require the~~
~~173~~	~~tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey~~
174	~~being in accordance with the Classification Society's rules for tailshaf t survey and~~
~~175~~	~~consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare~~
176	~~whether they require the tailshaf t to be drawn and surveyed not later than by the~~
177	~~completion of the inspection by the Classification Society. The drawing and refitting of~~
~~178~~	~~the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be~~
179	~~condemned or found defective so as to affect the Vessel's class, those parts shall be~~
180	~~renewed or made good at the Sellers' cost and expense to the satisfaction of~~
181	~~Classification Society without condition/recommendation**.~~
~~182~~	~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by~~
183	~~the Buyers unless the Classification Society requires such survey to be carried out or if~~
184	~~parts of the system are condemned or found defective or broken so as to affect the~~
185	~~Vessel's class, in which case the Sellers shall pay these costs and expenses.~~
186	~~(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as~~
187	~~observer(s) only without interfering with the work or decisions of the Classification~~
188	~~Society surveyor.~~
189	~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned~~
190	~~and painted at their risk, cost and expense without interfering with the Sellers' or the~~
191	~~Classification Society surveyor's work, if any, and without affecting the Vessel's timely~~
192	~~delivery. If, however, the Buyers' work in drydock is still in progress when the~~
~~193~~	~~Sellers have completed the work which the Sellers are required to do, the additional~~
~~194~~	~~docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and~~
195	~~expense. In the event that the Buyers' work requires such additional time, the Sellers~~
196	~~may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst~~
197	~~the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be~~
~~198~~	~~obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in~~
199	~~drydock or not.~~
200	~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
201	~~alternative 6 (a) shall apply.~~
202	~~**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification~~
203	~~Society without condition/recommendation are not to be taken into account.~~

52

204	7. Spares, bunkers and other items
205	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board
206	and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or
207	spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery ~~inspection~~
208	used or unused, whether on board or not shall ~~become the Buyers'~~ remain the Sellers' property~~, but spares on~~
209	~~order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers~~
210	~~are not required to replace spare parts including spare tail-end shaft(s) and spare~~
~~211~~	~~propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to~~
212	~~delivery, but the replaced items shall be the property of the Buyers. Unused stores and~~
~~213~~	~~provisions shall be included in the sale and be taken over by the Buyers without extra payment.~~
~~214~~	~~Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers’ and crew's~~
~~215~~	~~personal belongings including the slop chest are excluded from the sale without compensation,~~
216	~~as well as the following additional items: (include list)~~
~~217~~	~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from~~
218	~~the sale without compensation: (include list)~~
~~219~~	~~Items on board at the time of inspection which are on hire or owned by third parties, not listed~~
~~220~~	~~above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~
221	~~The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and~~
222	~~greases in storage tanks and unopened drums and pay either:~~
223	~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~
224	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~
225	~~of the Vessel or, if unavailable, at the nearest bunkering port,~~
226	~~for the quantities taken over.~~
227	~~Payment under this Clause shall be made at the same time and place and in the same~~
228	~~currency as the Purchase Price.~~
229	~~"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)~~
230	~~(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this~~
231	~~Agreement shall be the relevant date.~~
~~232~~	~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~
233	~~alternative (a) shall apply.~~
234	8. Documentation

235  The place of closing: Kaohsiung or Suao, Republic of China (Taiwan) or as otherwise agreed (including remote closing) . Delivery Documents: to be agreed and inserted in Addendum to this MoA.

236	~~(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the~~
237	~~following delivery documents:~~
238	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~
239	~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~

53

~~240~~	~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
241	~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~
~~242~~	~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~
~~243~~	~~the Sellers to authorise the execution, delivery and performance of this Agreement;~~
244	~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
~~245~~	~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
246	~~or apostilled (as appropriate);~~
247	~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
~~248~~	~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~
~~249~~	~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
~~250~~	~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
251	~~possible after delivery of the Vessel;~~
252	~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
~~253~~	~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~
254	~~Vessel is in Class free of condition/recommendation;~~
255	~~(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
~~256~~	~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~
~~257~~	~~the registry does not as a matter of practice issue such documentation immediately, a~~
~~258~~	~~written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~
~~259~~	~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
~~260~~	~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
261	~~been delivered;~~
~~262~~	~~(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~
263	~~Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~
~~264~~	~~does not as a matter of practice issue such certificate immediately, a written undertaking~~
~~265~~	~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~
~~266~~	~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
267	~~the date on which the Vessel shall cease to be registered with the Vessel's registry;~~
268	~~(viii) Commercial Invoice for the Vessel;~~
269	~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~
~~270~~	~~(x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~
~~271~~	~~Vessel’s communications contract which is to be sent immediately after delivery of the~~
272	~~Vessel;~~
273	~~(xi) Any additional documents as may reasonably be required by the competent authorities of~~
274	~~the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the~~
~~275~~	~~Buyers notify the Sellers of any such documents as soon as possible after the date of~~
276	~~this Agreement; and~~

54

277	~~(xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not~~
278	~~black listed by any nation or international organisation.~~
279	~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~
~~280~~	~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by~~
281	~~the Buyers to authorise the execution, delivery and performance of this Agreement; and~~
~~282~~	~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
~~283~~	~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~
284	~~or apostilled (as appropriate).~~
285	~~(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English~~
~~286~~	~~language they shall be accompanied by an English translation by an authorised translator or~~
287	~~certified by a lawyer qualified to practice in the country of the translated language.~~
288	~~(d) The Parties shall to the extent possible exchange copies, drafts or samples of the~~
~~289~~	~~documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the~~
290	~~other party not later than (state number of days), or if lef t blank, nine (9) days prior to the~~
291	~~Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~
292	~~Clause 5(b) of this Agreement.~~
293	~~(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above,~~
~~294~~	~~the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,~~
~~295~~	~~drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other~~
~~296~~	~~certificates which are on board the Vessel shall also be handed over to the Buyers unless~~
297	~~the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~
298	~~(f) Other technical documentation which may be in the Sellers' possession shall promptly after~~
299	~~delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep~~
300	~~the Vessel's log books but the Buyers have the right to take copies of same.~~
301	~~(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance~~
302	confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
303	9. Encumbrances
304	The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
305	encumbrances, mortgages and maritime liens or any other debts whatsoever~~, and is not subject~~
306	~~to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the~~
307	Buyers against all consequences of claims made against the Vessel which have been incurred
308	prior to the time of delivery.
309	10. Taxes, fees and expenses
310	Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'
311	Nominated Flag State shall be for the Buyers' account~~, whereas similar charges in connection~~
312	~~with the closing of the Sellers' register shall be for the Sellers' account.~~
313	11. Condition on delivery

55

314	The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is
315	delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be

316  delivered and taken over as she is, where she is at the place stipulated in Clause 5 (a) ~~was at the time of inspection, fair wear and tear excepted~~.

~~317~~	~~However, the Vessel shall be delivered free of cargo and free of stowaways with her Class~~
~~318~~	~~maintained without condition/recommendation*, free of average damage affecting the Vessel's~~
319	~~class, and with her classification certificates and national certificates, as well as all other~~
320	~~certificates the Vessel had at the time of inspection, valid and unextended without~~
~~321~~	~~condition/recommendation* by the Classification Society or the relevant authorities at the time~~
322	~~of delivery.~~
323	~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or~~
~~324~~	~~4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~
325	~~Agreement shall be the relevant date.~~
~~326~~	~~*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification~~
327	~~Society without condition/recommendation are not to be taken into account.~~
328	12. Name/markings
329	Upon delivery the Buyers will maintain ~~undertake to change~~ the name of the Vessel ~~and alter funnel~~
330	~~markings.~~
331	13. Buyers' default (See Clause 20)
~~332~~	~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the~~
~~333~~	~~right to cancel this Agreement, and they shall be entitled to claim compensation for their losses~~
334	~~and for all expenses incurred together with interest.~~
~~335~~	~~Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers~~
~~336~~	~~have the right to cancel this Agreement, in which case the Deposit together with interest~~
337	~~earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the~~
338	~~Sellers shall be entitled to claim further compensation for their losses and for all expenses~~
339	~~incurred together with interest.~~
340	14. Sellers' default (See Clause 21)
341	~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be~~
~~342~~	~~ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the~~
~~343~~	~~option of cancelling this Agreement. If after Notice of Readiness has been given but before~~
~~344~~	~~the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not~~
345	~~made physically ready again by the Cancelling Date and new Notice of Readiness given, the~~
~~346~~	~~Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this~~
347	~~Agreement, the Deposit together with interest earned, if any, shall be released to them~~
348	~~immediately.~~
~~349~~	~~Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to~~

56

350	~~validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers~~
351	~~for their loss and for all expenses together with interest if their failure is due to proven~~
352	~~negligence and whether or not the Buyers cancel this Agreement.~~
353	~~15. Buyers' representatives~~
354	~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the~~
355	~~Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and~~
356	~~expense.~~
357	~~These representatives are on board for the purpose of familiarisation and in the capacity of~~
358	~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~
359	~~Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of~~
360	~~indemnity prior to their embarkation.~~
361	16. Law and Arbitration
362	(a) *This Agreement shall be governed by and construed in accordance with English law and
363	any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
364	London in accordance with the Arbitration Act 1996 or any statutory modification or re-
365	enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
366	The arbitration shall be conducted in accordance with the London Maritime Arbitrators
367	Association (LMAA) Terms current at the time when the arbitration proceedings are
368	commenced.
369	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall

370   appoint its arbitrator (each of which shall be either a full member of the LMAA, a practising barrister of King's Counsel and member of the Commercial Bar Association or a retired High Court Judge practising as an arbitrator, in each case who carries on business in London) and send notice of such appointment in writing to the other party requiring

371	the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
372	stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own
373	arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the
374	other party does not appoint its own arbitrator and give notice that it has done so within the
375	fourteen (14) days specified, the party referring a dispute to arbitration may, without the
376	requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator
377	and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on

378   both Parties as if the sole arbitrator had been appointed by agreement. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

379	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the
380	arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
381	the time when the arbitration proceedings are commenced.
382	~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
383	~~United States Code and the substantive law (not including the choice of law rules) of the State~~
384	~~of New York and any dispute arising out of or in connection with this Agreement shall be~~

57

385	~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
386	~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~
387	~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
388	~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
389	~~Society of Maritime Arbitrators, Inc.~~
390	~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~
391	~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
392	~~Society of Maritime Arbitrators, Inc.~~
393	~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~
394	~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~
395	~~referred to arbitration at (state place), subject to the procedures applicable there.~~
396	*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of
397	deletions, alternative 16(a) shall apply.
398	17. Notices (See Clause 23)
399	~~All notices to be provided under this Agreement shall be in writing.~~
400	~~Contact details for recipients of notices are as follows:~~
401	~~For the Buyers:~~
402	~~For the Sellers:~~
403	18. Entire Agreement
404	The written terms of this Agreement comprise the entire agreement between the Buyers and
405	the Sellers in relation to the sale and purchase of the Vessel and supersede all previous
406	agreements whether oral or written between the Parties in relation thereto.
407	Each of the Parties acknowledges that in entering into this Agreement it has not relied on and
408	shall have no right or remedy in respect of any statement, representation, assurance or
409	warranty (whether or not made negligently) other than as is expressly set out in this Agreement.
410	Any terms implied into this Agreement by any applicable statute or law are hereby excluded to
411	the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude
412	any liability for fraud.

Additional Clauses 19 to 26 (both inclusive) shall form an integral part of this Agreement.

19.	Delivery of the Vessel

The Vessel shall be delivered by the Sellers to the Buyers safely afloat at the place of delivery as stipulated in Clause 5 (a) hereof or another place mutually agreed on by the Sellers and the Buyers which shall not be unreasonably withheld or delayed, on or before 30 December 2024 (+10 days).~~, except that in the event of delays in the construction of the Vessel or any performance required under the SBC due to causes which under the terms of the SBC permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly~~.

58

20.	Buyers’ Default

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers shall have the right to cancel this Agreement and the BBC and the Sellers shall be entitled to claim further compensation for all expenses incurred.

21.	Sellers’ Default

Should the Sellers fail to deliver the vessel to the Buyers ~~upon her delivery from the Builder to the Sellers pursuant to the terms of the SBC~~, the Buyers shall have the right to cancel this Agreement and the BBC, in which case the Purchase Price already paid in accordance with Clause 3 hereof shall be refunded to the Buyers immediately and the Buyers shall be entitled to claim further compensation for all expenses incurred.

22.	Combined transactions

The parties hereto acknowledge that the Vessel shall be purchased by the Buyers hereunder on the condition that concurrently with entering into this Agreement the Sellers and the Buyers have also entered into a bareboat charter party (the “BBC”) pursuant to which the Sellers as bareboat charterer will charter the Vessel from the Buyers as owners on the terms and conditions set out in the BBC.

The sale and purchase of the Vessel hereunder is combined with and dependent on ~~the sale and delivery of the Vessel by the Builders to the Sellers in accordance with the SBC as well as~~ the bareboat chartering and delivery of the Vessel back to the Sellers by the Buyers under the BBC. The Sellers as bareboat charterer will bareboat charter register the Vessel under the flag of the Marshall Islands.

It is understood by all the parties that this Agreement shall become null and void retroactively in the event that the BBC is not concluded by the parties or if the BBC does not become effective or becomes null and void.

~~The obligation of the Sellers to deliver the Vessel and perform their obligations under this Agreement shall be conditional upon the Builders delivering the Vessel pursuant to the terms of the SBC.~~

~~In the event that the Builders fail to deliver the Vessel to the Sellers under the SBC (including the relevant permissible or non-permissible delays thereunder) or make any default stipulated in the SBC and such failure or default entitles the Sellers to cancel the SBC and the Sellers as buyers in the SBC (i) actually exercise their right of cancellation of the SBC under and pursuant to any provisions therein specifically permitting the Sellers as buyers to do so or (ii) 14 (fourteen) days after the date the Sellers as buyers have the right to do so unless the right to cancel is explicitly waived by the Sellers, with prior consents from the Buyers (such consent not to be unreasonably withheld or delayed), then this Agreement shall be terminated without any further liability between the parties hereto.~~

~~If the SBC is cancelled, rescinded or terminated by the Sellers, for any reason, then the Sellers will inform the Buyers immediately and this Agreement shall automatically terminate and be null and void. Any instalments, if already paid by the Buyers under Clause 1 and 2 hereof,~~ shall be refunded to the Buyers with interest rate of 6 pct per annual and neither Party shall have any obligation or liability towards the other.

Unless the BBC has been cancelled, rescinded or terminated prior to the date of delivery of the Vessel, the Buyers shall and hereby irrevocably agree to accept delivery of the Vessel under this Agreement.

Immediately upon the delivery of the Vessel to the Buyers by the Sellers under this Agreement, the Buyers shall deliver the Vessel to the Sellers as she is and where she is in accordance with the terms of the BBC and the Sellers also shall take over the Vessel in accordance with the terms thereof.

23.	Notices

All notices, requests, demands, consent or other communications to the Sellers hereunder shall be sent to the following address:

Paralus Shipholding S.A.

c/o Globus Maritime Limited

128, Vouliagmenis Ave, 16674 Glyfada - Athens - Greece

59

All notices, requests, demands, consent or other communications to the Buyers hereunder shall be sent to the following address:

Sankyo Shoji Co., Ltd..

4632-22 Ko, Kinoura, Hakata-Cho, Imabari-City, Ehime 7992305 Japan

Greatsail Shipping S.A.

c/o Sankyo Shoji Co., Ltd.

Sankyo Shoji Ltd., Co.

4632-22 Ko, Kinoura, Hakata-Cho, Imabari-City, Ehime 7992305 Japan

24.	Sanctions
(a)	For the purposes of this Clause:
(i)	“Sanctioned Activity” means any activity, service, carriage, trade or voyage subject to sanctions imposed by a Sanctioning Authority.
(ii)	“Sanctioning Authority” means the United Nations, European Union, United Kingdom, the United States of America, Japan, or other applicable competent authority or government.

(iii)	“Sanctioned Party” means any persons, entities, bodies, or vessels designated by a Sanctioning Authority.
(b)	Each Party warrants to the other Party that, as at the date of this Agreement and continuing until Delivery it is:
(i)	not a Sanctioned Party; and
(ii)	acting as principal and not as agent, trustee or nominee of any person who is a Sanctioned Party.

(c)	The Sellers warrant to the Buyers that, as at the date of this Agreement and continuing until Delivery, the Vessel is not a Sanctioned Party and is not and will not be employed in any Sanctioned Activity.
(d)	Breach of this Clause shall entitle the Party not in breach to terminate this Agreement and/or claim damages resulting from the breach.

25.	Confidentiality

The discussions between the parties shall be kept strictly confidential by both parties and may only be disclosed to each party's advisors and financiers on a need-to-know basis, as well as to any regulatory authority if it is requested to do so for purposes of complying with applicable laws, regulations etc.

26.	Epidemic / Covid-19

Should any governmental measures relating to the Corona Virus (e.g. quarantines of the vessel or the crew, port closures, travel bans for crew or the parties’ representatives, closure of ship register authorities, etc. (hereinafter “the Corona Measures”) render it impossible (and not only more strenuous) for Seller to deliver the vessel or for Buyer to take delivery at the mutually agreed time and place of delivery (inclusive of cases where would prove not possible for crew to be on board timely due to travelling or other country or prefecture entry restrictions which are out of the Buyers’/Sellers’ control), then the cancelling date shall be extended by the corresponding time lost due to such event. It is understood that in such case the Sellers or Buyers will not be in default.

Both Sellers and Buyers shall use their best endeavours to agree on a mutually suitable alternative time and place for delivery

However, if such agreement is not reached within 30 days after arrival of the vessel at the mutually agreed port of delivery or within 30 days after both parties enter into discussion in line with this clause (which to be clearly announced by either party in email), the deal to be null and void and the Purchase Price already paid in accordance with Clause 3 hereof to be returned immediately back to Buyers together with accrued interest (if any) without any claim by each party to the other.

27.	JOINT AND SEVERAL LIABILITY OF THE BUYERS

(a)	Joint and several liability

All liabilities and obligations of the Buyers under this Agreement shall, whether expressed to be so or not, be joint and several.

(b)	Waiver of defences

The liabilities and obligations of a Buyers shall not be impaired by:

60

(i)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Buyer;
(ii)	the Agreement entering into any other arrangement of any kind with any other Buyer;
(iii)	any time, waiver or consent granted to, or composition with any other Buyer or other person;
(iv)	the release of any other Buyer or any other person under the terms of any composition or arrangement with any creditor of any Buyer;
(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Buyer or any other person;
(vi)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of this Agreement;
(vii)	any unenforceability, illegality or invalidity of any obligation or any person under this Agreement; or
(viii)	any insolvency or similar proceedings.
(c)	Deferral of Buyers' rights

Until all amounts which may be or become payable by the Buyers to the Sellers under or in connection with this Agreement have been irrevocably paid in full, no Buyer will exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(i)	to be indemnified by any other Buyer; or
(ii)	to claim any contribution from any other Buyer in relation to any payment made by it under this Agreement.
28.	Payments

Notwithstanding anything to the contrary contained in this Agreement, any and all payments by the Sellers under this Agreement (whether in accordance with Clause 21 or otherwise) to a Buyer shall constitute discharge of the relevant obligation under this Agreement in relation to both Buyers.

29.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

61

For and on behalf of the Sellers		For and on behalf of the Buyers (Sankyo Shoji Co., Ltd.)
Name:	Angelos Michas	Name:	Ryutaro Murakami
Title:	Attorney-in-fact	Title:	Representative Director
Signature:	/s/ Angelos Michas	Signature:	/s/ Ryutaro Murakami

For and on behalf of the Buyers (Greatsail Shipping S.A.)
		Name:	Ryutaro Murakami
		Title:	Representative Director
		Signature:	/s/ Ryutaro Murakami

62

ADDENDUM NO.1

Dated 11th Dec 2024

to the “GLBS MAGIC”

Memorandum of Agreement

DATED 2nd Dec 2024 (the " MOA")

BETWEEN

PARALUS SHIPHOLDING S.A. of the Marshall Islands (the ''Sellers'')

AND

SANKYO SHOJI CO., LTD. of Japan and GREATSAIL SHIPPING S.A of Panama (together, the “Buyers”)

(each of the Sellers and the Buyers referred to as a “party” and together the “parties”

1.    Delivery Documents

Pursuant to this Addendum No. 1 and Clause 8 (Documentation) of the MOA, it is hereby agreed between the Buyers and the Sellers that the following documents (all in the English language or duly translated into English by a certified translator or a lawyer unless otherwise agreed between the parties) shall be exchanged at the time of delivery/closing of the Vessel against payment of the Purchase Price and other amounts payable by the Buyers under the MOA:

(A). The Sellers shall furnish Buyers with the following documents:

1. Two (2) Original Bills of Sale notarized and apostilled by a Special Agent of the Marshall Islands, transferring title and ownership of the Vessel to the Buyers free from any and all mortgages, encumbrances, maritime liens and debts whatsoever.

Two (2) Protocols of Delivery and Acceptance to be signed by both the Sellers’ and the Buyers’ authorized representatives upon the Vessel’s delivery, confirming the place, date and time of delivery of the Vessel from the Sellers to the Buyers, with one (1) original being retained by the Sellers and one (1) original being retained by the Buyers.

2. Certificate of Ownership and Encumbrance dated on the date of delivery stating the vessel has no registered mortgages and encumbrances.

3. Class confirmation issued by the relevant Classification Society, valid not more than 5 days prior to the delivery date.

4. Certificate of Good standing of the Sellers issued by corporate registration authority, not older than three (3) months at the date of delivery.

5. Copy of Certificate of Formation and/or Articles of Incorporation of the Sellers.

6. Certified true copy of Resolution of the Board of Directors of the Sellers approving the terms of the MOA, authorizing the sale of the vessel to the Buyers and authorizing the issuance of a Power of Attorney to a specific person or persons having signed the MOA and authorizing and signing the Bill of Sale, the protocol of delivery as well as all other documents relative to the sale of the vessel duly notarized and apostilled by a Special Agent of the Marshall Islands.

63

7. Written consent of the Shareholder of the Sellers authorizing the sale of the Vessel under MOA and its addenda, and stating the name of the person authorized to execute the Bill of Sale and other relevant documents.

8. Power of Attorney of the Sellers in favor of the party or parties having signed the MOA and authorizing the Sellers’ Attorneys-in-Fact inter alia to sign, release and deliver Bills of Sale, Protocol of Delivery and all other documents relative to the sale of the Vessel and who is/are authorized to act in all respects relative to the sale, notarized and apostilled by a Special Agent of the Marshall Islands.

9. Performance Guarantee issued by Globus Maritime Limited and certified copy of Resolution of the Board of Directors to issue the said Performance Guarantee in favour of the Buyers.

10. Commercial Invoice signed by the Sellers stating the full purchase price and the main particulars of the vessel.

11. Deletion Certificate or, if not available, Letter of Undertaking to submit the Deletion Certificate with apostille within 2 weeks after the delivery of the vessel.

12. Assignment of Charter Hire to be executed among the Sellers, the Buyers and the Buyers’ financier.

13. Other documents which are reasonably required by the Buyers for the vessel’s legal transfer and flag registration, by the Buyers' Nominated Flag state.

Any and all documents in a language other than English should be submitted to the Buyers together with a certified translation of the same in English.

(B). At the time of delivery of the Vessel, the Buyers shall furnish the Sellers with the following documents:

1. Certified true copy of Resolution of the Board of Directors of the Buyers approving the terms of the MOA, authorizing the purchase of the vessel from the Sellers and authorizing the issuance of a Power of Attorney to a specific person or persons having signed the MOA and authorizing and signing the protocol of delivery as well as all other documents relative to the sale of the vessel duly notarized and apostilled.

2. Written consent of the Shareholder of each of the Buyers authorizing the purchase of the Vessel under MOA and its addenda, and stating the name of the person authorized to execute the relevant documents.

3. Power of Attorney of the Buyers in favor of the party or parties having signed the MOA and authorizing the Buyers’ Attorneys-in-Fact inter alia to sign the Protocol of Delivery and all other documents relative to the sale of the Vessel and who is/are authorized to act in all respects relative to the sale, notarized and apostilled.

4. One copy of Certificate of Goodstanding of the Buyers issued by the competent Authorities, not older than three (3) months at the date of delivery. The document for Sankyo Shoji which is written in Japanese language is acceptable.

64

5. Copy of Articles of Incorporation of the Buyers. The document for Sankyo Shoji which is written in Japanese language is acceptable.

6. Letter of Quiet Enjoyment in favour of the Sellers signed by both the Buyers and the Buyers' financier.

7. The written consent of the Buyers and the Buyers’ financier and any other document or consent whatsoever as may be required for the vessel's bareboat charter registration with the Marshall Islands registry;

8. The certificate of ownership and encumbrance of the Panamanian registry evidencing registration of title in the name of the Buyers and that the vessel is free of mortgages and any encumbrances; and

9. The written consent of the Panamanian registry or any other document required for the vessel's bareboat charter registration with the Marshall Islands registry.

Any and all documents in a language other than English should be submitted to the Sellers together with a certified translation of the same in English, unless otherwise the parties agree separately.

This Addendum No.1 shall be effective after being sealed by both Parties or being signed by authorized representatives of both Parties. This Addendum No.1 shall constitute part of the MOA after it comes into effect and shall have the same legal validity as MOA.

All other terms and provisions of the MOA remain in full force and effect.

/s/ Angelos Michas

Angelos Michas, Attorney-in-fact

PARALUS SHIPHOLDING S.A.

/s/ Ryutaro Murakami_______

SANKYO SHOJI

/s/ Ryutaro Murakami

GREATSAIL SHIPPING S.A

65

2 December 2024

To :	Sankyo Shoji Co., Ltd.

Ko 4632-22, Kinoura

Hakata-Cho

Imabari, Ehime

Japan

Gratesail Shipping S.A.

Comosa Building

Samuel Lewis Avenue and Manuel Maria Icaza

Panama City

Republic of Panama

c/o Sankyo Shoji Co., Ltd.

Ko 4632-22, Kinoura, Hakata-Cho, Imabari, Ehime, Japan

Tel : / Fax :

Dear Sirs

GUARANTEE

We, the undersigned, Globus Maritime Limited, a corporation duly organised and existing under the laws of the Marshall Islands, with registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Marshall Islands, refer to:

(a)	a certain Memorandum of Agreement dated 2 December, 2024 (hereinafter called, together with any and all addendum and amendments thereto from time to time in force, the "MOA") made by and between Paralus Shipholding S.A., a corporation incorporated under the laws of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Marshall Islands (hereinafter called the "Charterer") as sellers and Sankyo Shoji Co., Ltd. of 4632-22 Ko, Kinoura, Hakata-Cho, Imabari City, Ehime Prefecture, Japan and Greatsail Shipping S.A. Comosa Building, Samuel Lewis Avenue and Manuel Maria Icaza, Panama City, Republic of Panama, (hereinafter called the "Owners") as buyers, under which the Charterer is to sell and the Owners is to purchase the Marshall Islands flagged m/v "GLBS MAGIC" having IMO number 9972816 (hereinafter called the "Vessel"); and

(b)	a certain Bareboat Charter Party dated 2 December, 2024 (hereinafter, together with any and all addendum and amendments thereto from time to time in force, called the "BBC") made by and between the Charterer as charterers and the Owners as owners, under which the Owner is to let to the Charterer and the Charterer is to charter the Vessel from the Owners on a bareboat charter basis.

Words not otherwise defined herein shall have the meaning set out in the BBC.

In consideration of your entering into the MOA and the BBC and for other good and valuable consideration (the receipt and sufficiency of which we hereby acknowledge), we, as primary obligor and not as surety only, hereby irrevocably, absolutely and unconditionally guarantee to you the full and prompt performance by the Charterer of, and compliance by the Charterer with, all its obligations, liabilities and responsibilities, covenants, terms, conditions, representations, warranties, duties and undertakings under the MOA and the BBC which the Charterer may now or at any later time have under the MOA and the BBC and any supplement, amendment, changes or modifications hereafter made thereto (collectively the "Obligations").

66

If and whenever the Charterer fails to timely and appropriately perform or comply with any of the Obligations under and in accordance with the terms of the MOA and/or the BBC (as the case may be), we shall forthwith, upon demand by you to us, perform the Obligations or cause the Obligations to be performed by the Charterer, including payments, without any set-off or counterclaim and in such manner as prescribed in the MOA or the BBC (as the case may be).

Without prejudice to the foregoing and in addition thereto, we, as principal obligor and as a separate and independent obligation, agree to indemnify and keep you indemnified in full from and against all and any documented losses, costs, claims, liabilities, damages, demands and expenses suffered or reasonably incurred by you arising out of, or in connection with, any failure of the Charterer to fully and timely perform and discharge any one or more of the Obligations unless such losses, costs, claims, liabilities, damages, demands or expenses are due to your gross negligence or wilful misconduct.

Our obligations hereunder shall be absolute and unconditional and this Guarantee shall not be discharged, nor shall our liability hereunder be howsoever affected or diminished by any amendments, additions or variations to or extensions or novation or unenforceability of the MOA and/or the BBC, or by the granting of any additional time or other forbearance to the Charterer, or by any act or omission or waiver by you, or by the insolvency, dissolution, amalgamation, reconstruction, re-organisation, change in status, function, control or ownership, liquidation, bankruptcy, winding-up, cessation of business (or equivalent or analogous proceedings) of the Charterer, or by any dispute between the Charterer and you with regard to any of the Obligations or otherwise, or by any legal limitation, disability, incapacity or want of any contracting powers of or by the Charterer, or want of authority of any director, officer or other person appearing to be acting for the Charterer in any matter in respect of the Obligations, or by any other act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, affect or diminish in any way our obligations and liability hereunder.

This Guarantee shall be binding on us and our successors and assigns. Neither party may assign or transfer any of its rights or obligations under this Guarantee without the prior written consent of the other party.

We hereby represent and warrant to you that the giving of this Guarantee has been validly authorised by the appropriate corporate action of us and constitutes our legal, valid and binding obligations enforceable upon us in accordance with its terms.

Notwithstanding anything to the contrary contained in this Guarantee, any and all payments or performance by us of the relevant obligation of the Charterer under the MOA and/or the BBC to an Owner shall constitute discharge of the relevant obligation under this Guarantee in relation to both Owners.

Any notice or demand to us under this Guarantee shall be in writing and in English and sent to the following address, fax or e-mail or to such other address, fax or e-mail as we hereafter may notify you in writing:

To: GLOBUS MARITIME LIMITED

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro,

Marshall Islands, MH96960

c/o Globus Shipmanagement Corp

128, Vouliagmenis Ave

16674 Glyfada

Athens – Greece

Tel:

Fax:

e-mail:

67

This Guarantee is and shall at all times be a continuing security and shall be valid and enforceable until the earlier of (i) the fulfilment of all obligations of the Charterer under the MOA and the BBC, (ii) the termination of the MOA in accordance with its terms or the BBC as a result of an Owner's Default, (iii) the termination of the BBC in accordance with its terms (other than as a result of a Termination Event) and (vi) the receipt by the Owner of the sum guaranteed pursuant to this Guarantee.

This Guarantee, in conjunction with any other guarantee and indemnity granted by us in relation to the MOA and the BBC, constitutes the entire agreement between ourselves and yourselves and supersedes all previous agreements, understandings and arrangements between us, whether in writing or oral in respect of its subject matter.

By accepting this Guarantee, you acknowledge that you shall have no remedies against us as the guarantor in respect of any representation or warranty that is not expressly set out in this Guarantee or any other guarantee and indemnity provided by us in relation to the MOA and the BBC.

This Guarantee, and all rights and obligations arising hereunder shall be construed and determined and may be enforced in accordance with the laws of England. Any dispute arising out of or in connection with this Guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator each of which shall be either a full member of the LMAA, a practising barrister of King's Counsel and member of the Commercial Bar Association or a retired High Court Judge practising as an arbitrator (in each case who carries on business in London) and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring such dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim each exceeds the sum of US$100,000 (or such other sum as the parties may agree), the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

68

IN WITNESS WHEREOF, we have executed this Guarantee as a Deed on the date appearing at the beginning of this Guarantee.

SIGNED AND DELIVERED as a Deed	)
on behalf of GLOBUS MARITIME LIMITED	)
by its duly authorized	)
in the presence of:	) ___/s/Stavroula Giannopoulou ____
)Name: Stavroula Giannopoulou
Title: Attorney-in-fact

Name: Angelos Michas	)
Attorney-at-Law	)
Watson Farley and Williams	)
Address 348 Syngrou Avenue	) ___/s/ Angelos Michas _____________
Kallithea 17674	(Witness signature)